Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-186769

PROSPECTUS

Subscription Rights to Purchase up to 4,848,484 Shares
of Common Stock at $1.65 per Share
and the Shares Issuable pursuant to such Subscription Rights

         We are distributing, at no charge, to holders of our common stock transferable subscription rights to purchase up to 4,848,484 shares of our common stock. In this distribution, you will receive approximately 35.9% of a whole subscription right for each share of common stock owned at 5:00 p.m., New York City time, on April 4, 2013, which is referred to herein as the record date.

         Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price of $1.65 per share, which we refer to as the basic subscription right. If you fully exercise your basic subscription right and other holders of subscription rights do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed as a result of any unexercised rights, up to the number of shares you purchased under your basic subscription right and subject to the limitations described in this prospectus. If the rights offering is fully subscribed, the total purchase price of the shares offered in the rights offering will be $8.0 million. We are not requiring a minimum subscription to complete the rights offering.

         We have entered into an investment agreement (the "Backstop and Investment Agreement") with (i) MFP Partners, L.P. ("MFP Partners") and Mill Road Capital, L.P. ("Mill Road"), which as of the record date beneficially owned approximately 16.3% and 3.1% of our shares, respectively, and (ii) Jay Margolis, who was appointed our Chairman of the Board and Chief Executive Officer on February 5, 2013. Pursuant to the Backstop and Investment Agreement, in a transaction separate from the rights offering, (a) each of MFP Partners and Mill Road has severally and not jointly agreed to purchase from us the number of shares of common stock equal to its full pro rata share (as of the record date) of the number of shares of common stock to be offered pursuant to the rights offering, (b) each of MFP Partners, Mill Road and Mr. Margolis has agreed, severally and not jointly, to purchase from us a specified number of shares such that the gross proceeds to us from the rights offering, the issuance of shares to MFP Partners and Mill Road as described in clause (a) above and the backstop commitment described in this clause (b) will be $8.0 million, and (c) each of Mill Road and Mr. Margolis has agreed to purchase from us additional shares of common stock in such amount, if any, sufficient to enable them to acquire an aggregate of $3.5 million and $1.0 million of common stock, respectively, to the extent each of them is not able to otherwise acquire such amounts pursuant to the transactions described in clauses (a) and (b) of this sentence. We refer to the transactions described in clauses (a), (b) and (c) of the foregoing sentence as the "pro rata investment," the "backstop commitment" and the "top-up investment," respectively, and we refer to MFP Partners, Mill Road and Mr. Margolis collectively as the "Investors."

         The price per share to be paid by MFP Partners, Mill Road and Mr. Margolis for all shares of common stock acquired pursuant to the pro rata investment, backstop commitment and top-up investment will be equal to the subscription price of $1.65.

         At a special meeting of our shareholders held on April 5, 2013, our shareholders approved the issuance of shares in the rights offering and under the Backstop and Investment Agreement.

         The rights offering is currently set to expire at 5:00 p.m., New York City time, on April 25, 2013. Our board of directors may extend the rights offering and the period for exercising your subscription rights; provided that, pursuant to the Backstop and Investment Agreement, our board of directors may not extend the rights offering by more than 30 days without the prior written consent of each of MFP Partners and Mill Road. Our board of directors currently does not intend to extend the expiration of the rights offering.

         You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors. Our board of directors is not making any recommendation regarding your exercise of the subscription rights.

         Until the expiration of the rights offering, the subscription rights will be transferable and listed on The NASDAQ Global Select Market ("Nasdaq") under the symbol "CACHR."

         The subscription rights and the shares of common stock issuable on their exercise, both of which are covered by this registration statement, are being offered directly by us without the services of an underwriter or selling agent.

         Shares of our common stock are traded on Nasdaq under the symbol "CACH." On April 4, 2013, the closing sales price for our common stock was $3.78 per share. The shares of common stock issued in the rights offering will be listed on Nasdaq under the same symbol. As of April 4, 2013, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $32,201,465, which was calculated based on 8,518,906 shares of outstanding common stock held by non-affiliates as of that date and on a price per share of $3.78, the closing price of our common stock on April 4, 2013. In no event will we sell our securities under General Instruction I.B.6. of Form S-3 in a public primary offering with a value exceeding more than one-third of our market value held by non-affiliates in any 12-month period so long as our market value remains below $75.0 million. We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

         The exercise of your subscription rights for shares of our common stock involves risks. We urge you to carefully read the section entitled "Risk Factors" beginning on page 8 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus to read about important factors you should consider before deciding whether to exercise your subscription rights.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 5, 2013

        As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about Cache, Inc. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See "Where You Can Find Additional Information" in this prospectus.

        You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

        The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

What is the rights offering?

        We are distributing to holders of our common stock as of 5:00 p.m., New York City time, on the record date of April 4, 2013, at no charge, transferable subscription rights to purchase shares of our common stock. We determined the ratio of rights you will receive per share by dividing the proposed gross proceeds amount of $8.0 million by the subscription price of $1.65 per share to determine the number of shares to be issued in the rights offering, then dividing that number of shares by 13,495,366, the number of shares of our common stock outstanding on the record date. This ratio will be referred to herein as the "rights ratio." The rights ratio rounded to three decimal places is 0.359. The subscription rights are evidenced by rights certificates. Each whole subscription right will entitle the holder to a basic subscription right and an over-subscription right.

What is the basic subscription right?

        The basic subscription right gives the holder the opportunity to purchase one share of our common stock for each whole subscription right held, for $1.65 per share. Only whole rights are exercisable and any fractional rights remaining after aggregating all of the subscription rights issued to you will be rounded down to the nearest whole number. You will not receive any payment with respect to fractional rights that are rounded down. In the rights offering, we will grant to you, as a shareholder of record as of 5:00 p.m., New York City time, on the record date, rights for each share of our common stock you owned at that time. For example, if you owned 100 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive 35 subscription rights (rounded down from approximately 35.9 rights) and would have the right to purchase 35 shares of common stock for $1.65 per share with your basic subscription right. You may exercise the basic subscription right for any number of your subscription rights, or you may choose not to exercise any subscription rights. In order to properly exercise your basic subscription right, you must deliver the applicable subscription payment and a properly completed rights certificate or, if you hold your rights through a broker, dealer, custodian bank or other nominee, you must deliver the applicable subscription payment and a completed form entitled "Beneficial Owner Election Form" (or such other appropriate documents as are provided by your nominee related to your basic subscription right) to your nominee, in any event, prior to the expiration of the rights offering.

        If you hold your shares in the name of a broker, custodian bank, dealer or other nominee who uses the services of the Depository Trust Company, or "DTC," DTC will issue the appropriate number of subscription rights to your nominee for the shares of our common stock you owned on the record date. The basic subscription right of each whole subscription right can then be used to purchase one share of common stock for $1.65 per share. As in the example above, if you beneficially owned through a nominee using DTC 100 shares of our common stock on the record date, your nominee would receive 35 subscription rights (rounded down from approximately 35.9 rights) and would have the right to purchase, on your behalf pursuant to your instructions, 35 shares of common stock for $1.65 per share with your basic subscription right.

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Will fractional subscription rights be issued?

        Fractional subscription rights remaining after aggregating all of the rights distributed to you will be rounded down to the nearest whole number to ensure that we offer no more than 4,848,484 shares of common stock in the rights offering. You will not receive any payment with respect to fractional rights that are rounded down.

What is the over-subscription right?

        We do not expect all of our holders of subscription rights to exercise all of their basic subscription rights. The over-subscription right provides that in the event (i) the exercise of basic subscription rights and (ii) the pro rata investment do not result in the purchase of an aggregate of at least 4,848,484 shares, holders of subscription rights that exercise all of their basic subscription rights will have the opportunity to purchase shares that are not purchased by other holders of subscription rights; provided that, if any over-subscription rights are exercised, we will not issue a number of shares in excess of 4,848,484 pursuant to the exercise of basic subscription rights, over-subscription rights and the pro rata investment. If you fully exercise your basic subscription right and other holders of subscription rights do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed as a result of any unexercised rights, up to the number of shares you purchased under your basic subscription right and subject to the limitation described in the foregoing sentence. To the extent that the number of available shares is not sufficient to satisfy all of the properly exercised over-subscription right requests, the available shares will be prorated among those who properly exercised their over-subscription rights based on the number of shares each rights holder subscribed for under the over-subscription right.

        In order to properly exercise your over-subscription right, you must deliver the subscription payment related to your over-subscription right prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you under the over-subscription right (i.e., the same number of shares (and the same aggregate subscription price) paid for the full exercise of your basic subscription right). See "The Rights Offering—The Subscription Rights—Over-Subscription Right."

        Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Why are we conducting the rights offering?

        The rights offering is intended to raise capital to provide us with the financial resources to return to profitability and growth under the leadership of Jay Margolis, our new Chairman of the Board and Chief Executive Officer. However, we cannot assure you that the capital raised through the rights offering, together with the capital raised through the pro rata investment, the backstop commitment and the top-up investment, will be sufficient for these purposes.

How was the $1.65 per share subscription price determined?

        Our board of directors engaged Financo, Inc. ("Financo") to act as our financial advisor in connection with the rights offering to provide, among other things, advice with respect to the structure and terms of the rights offering. In determining the subscription price and the price of the shares to be offered to the Investors under the Backstop and Investment Agreement, our board of directors considered a number of factors, including the likely cost of capital from other sources, the likelihood and timing of securing such other capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of the common stock and the desire to provide an opportunity to our shareholders to participate in the rights offering. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of other public companies.

        The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased in the rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering. You should obtain a current quote for our common stock before deciding whether to exercise your subscription rights and make your own assessment of our business and financial condition, our prospects for the future and the terms of the rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

        No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise your basic subscription right in full, you will not be entitled to participate in the over-subscription right.

        Although your ownership interest will be diluted following the consummation of the rights offering and the other issuances under the Backstop and Investment Agreement, you can minimize such dilution by fully exercising your basic subscription right and your over-subscription right.

How soon must I act to exercise my subscription rights?

        The subscription rights may be exercised at any time prior to the expiration of the rights offering. The rights offering is currently set to expire at 5:00 p.m., New York City time, on April 25, 2013. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you prior to the expiration of the rights offering. The expiration of the rights offering may be extended by our board of directors in its reasonable discretion; provided that, pursuant to the Backstop and Investment Agreement, our board of directors may not extend the rights offering by more than 30 days without the prior written consent of each of MFP Partners and Mill Road. Our board of directors currently does not intend to extend the expiration of the rights offering.

When will I receive my subscription rights certificate?

        We are distributing, as soon as practicable, the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., New York City time, on April 4, 2013, based on our shareholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock in "street name" through a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, dealer, custodian bank or other nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, dealer, custodian bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your rights if your shares are held by a broker, dealer, custodian bank or other nominee.

May I transfer my subscription rights and will the subscription rights be listed on a stock exchange or national market?

        Yes. During the course of the subscription period, the subscription rights will be transferable and listed on Nasdaq under the symbol "CACHR." However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription rights or the market value of the rights.

Are we requiring a minimum subscription to complete the rights offering?

        No.

Have our shareholders approved the issuance of shares in the rights offering and under the Backstop and Investment Agreement?

        Yes. At a special meeting of our shareholders held on April 5, 2013, our shareholders approved the issuance of shares in the rights offering and under the Backstop and Investment Agreement.

Are there any conditions to completing the rights offering?

        We are not requiring a minimum subscription to complete the rights offering. However, our obligations under the Backstop and Investment Agreement, including our obligation to sell and issue shares of our common stock upon exercise of subscription rights, are conditioned upon, among other requirements, certain customary conditions, including the absence of any legal impediment to the issuance of shares pursuant to the rights offering. In addition, the obligations of the Investors pursuant to the Backstop and Investment Agreement are subject to satisfaction or waiver of certain conditions, including, without limitation: (i) the receipt by us of gross proceeds pursuant to the issuance of shares in the rights offering and under the Backstop and Investment Agreement of at least $8.0 million; and (ii) absence of any changes or events that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect (as defined in the Backstop and Investment Agreement). See "The Rights Offering—The Backstop and Investment Agreement and Related Transactions—Backstop and Investment Agreement."

Can our board of directors extend, cancel or amend the rights offering?

        Generally, we may not cancel or terminate the rights offering, nor may we amend the terms of the rights offering without the consent of the Investors. However, the period for exercising your subscription rights may be extended by our board of directors in its reasonable discretion; provided that, pursuant to the Backstop and Investment Agreement, the expiration date of the rights offering may not be extended by more than 30 days without the prior written consent of each of MFP Partners and Mill Road. Our board of directors currently does not intend to extend the expiration of the rights offering.

What will happen if I choose not to exercise my subscription rights?

        If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. Although your ownership interest will be diluted following the consummation of the rights offering and the other issuances under the Backstop and Investment Agreement, you can minimize such dilution by fully exercising your basic subscription right and your over-subscription right.

How do I exercise my subscription rights if I am a record holder of shares of common stock? What forms and payment are required to purchase shares of common stock?

        If you wish to participate in the rights offering, you must take the following steps:

  •
  deliver payment to the subscription agent using the methods outlined in this prospectus before the expiration time of the rights offering, which is currently set at 5:00 p.m., New York City time, on April 25, 2013, subject to adjustment as described above; and

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  deliver a properly completed rights certificate to the subscription agent before this expiration time.

        If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under "The Rights Offering—Guaranteed Delivery Procedures."

        If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

        If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. This nominee must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.

        If you wish to participate in the rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your nominee the form entitled "Beneficial Owner Election Form" and deliver to your nominee your applicable subscription payment. You should receive this form from your nominee with the other rights offering materials.

When will I receive my new shares?

        If you purchase shares of our common stock through the rights offering, you will receive your new shares as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

        No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $1.65 per share.

How many shares of our common stock will be outstanding after the rights offering and the other transactions under the Backstop and Investment Agreement?

        Assuming the conditions to the consummation of the transactions contemplated by the Backstop and Investment Agreement are satisfied, we will issue a minimum of 4,848,484 shares of our common stock through the exercise of (i) the basic subscription rights, (ii) the over-subscription rights, (iii) the pro rata investment, and (iv) the backstop commitment. If the rights offering is fully subscribed, we will

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issue to MFP Partners and Mill Road 791,741 shares and 149,341 shares, respectively, pursuant to the pro rata investment, and we will issue to Mill Road and Jay Margolis an additional 1,971,871 shares and 606,060 shares, respectively, pursuant to the top-up investment, and after giving effect to the rights offering and the transactions contemplated by the Backstop and Investment Agreement, we will have 21,719,530 shares outstanding. If no subscription rights are exercised in the rights offering, we will issue to MFP Partners and Mill Road 791,741 shares and 149,341 shares, respectively, pursuant to the pro rata investment, and we will issue to each of MFP Partners, Mill Road and Mr. Margolis an additional 1,329,471 shares, 1,971,871 shares and 606,060 shares, respectively, pursuant to the backstop commitment, and after giving effect to the rights offering and the transactions contemplated by the Backstop and Investment Agreement, we will have 18,200,517 shares outstanding. The number of shares outstanding listed in each case above reflects the forfeiture of 143,333 restricted shares of common stock held by Thomas E. Reinckens, who is our former Chairman of the Board and Chief Executive Officer, which shares will be forfeited upon the consummation of the rights offering pursuant to the terms of a separation and general release agreement between us and Mr. Reinckens, and assumes that (i) all of the other shares of our common stock issued and outstanding on the record date will remain issued and outstanding as of the closing of the rights offering and (ii) we will not issue any shares of common stock in the period between the record date and the closing of the rights offering. Please see "Use of Proceeds" and "The Rights Offering—The Backstop and Investment Agreement and Related Transactions."

How much money will the Company receive from the rights offering and the other transactions under the Backstop and Investment Agreement?

        If no subscription rights are exercised in the rights offering and we consummate the other transactions under the Backstop and Investment Agreement, we will receive an aggregate of $8.0 million from the sale of shares pursuant to (i) the pro rata investment and (ii) the backstop commitment. If the rights offering is fully subscribed, we will receive an aggregate of approximately $13.8 million from the sale of shares pursuant to (i) the basic subscription right, (ii) the pro rata investment and (iii) the top-up investment. Please see "Use of Proceeds" and "The Rights Offering—The Backstop and Investment Agreement and Related Transactions."

How do the pro rata investment, backstop commitment and top-up investment work?

        We have entered into the Backstop and Investment Agreement with (i) MFP Partners and Mill Road, which as of the record date beneficially owned approximately 16.3% and 3.1% of our shares, respectively, and (ii) Jay Margolis, who was appointed our Chairman of the Board and Chief Executive Officer on February 5, 2013. Pursuant to the Backstop and Investment Agreement, in a transaction separate from the rights offering, (a) each of MFP Partners and Mill Road has severally and not jointly agreed to purchase from us the number of shares of common stock equal to its full pro rata share (as of the record date) of the number of shares of common stock to be offered pursuant to the rights offering, (b) each of MFP Partners, Mill Road and Mr. Margolis has agreed, severally and not jointly, to purchase from us a specified number of shares such that the gross proceeds to us from the rights offering, the pro rata investment and the backstop commitment will be $8.0 million, and (c) each of Mill Road and Mr. Margolis has agreed to purchase from us additional shares of common stock in such amount, if any, sufficient to enable them to acquire an aggregate of $3.5 million and $1.0 million of common stock, respectively, to the extent that each of them is not able to otherwise acquire such amounts pursuant to the pro rata investment and the backstop commitment. The price per share paid by MFP Partners, Mill Road and Mr. Margolis for all such common stock under the pro rata investment, the backstop commitment and the top-up investment will be equal to the subscription price of $1.65. The sale of common stock to MFP Partners and Mill Road pursuant to the pro rata investment is not contingent upon the exercise by MFP Partners and Mill Road of their basic subscription right, and the basic subscription right of MFP Partners and Mill Road will be transferable in the same manner as the basic subscription right held by other holders of the Company's common stock. Please see "The Rights Offering—Backstop and Investment Agreement and Related Transactions—Backstop and Investment Agreement" for further information.

Are the Investors receiving any compensation for their purchase commitments?

        No. There is no backstop commitment fee or other fee payable to MFP Partners, Mill Road or Mr. Margolis in connection with the backstop commitment, although we have agreed to pay the reasonable transaction expenses of each of MFP Partners, Mill Road and Mr. Margolis in connection with the transactions contemplated by the Backstop and Investment Agreement.

Why are there backstop purchasers?

        We obtained the backstop commitments of MFP Partners, Mill Road and Mr. Margolis under the Backstop and Investment Agreement to ensure that we would receive a minimum level of gross proceeds from the rights offering of at least $8.0 million.

When do the obligations of the Investors expire?

        The Backstop and Investment Agreement may be terminated by each Investor (with respect to such Investor) if the rights offering has not been consummated by July 4, 2013. See "The Rights Offering—The Backstop and Investment Agreement and Related Transactions—Backstop and Investment Agreement."

How will the rights offering, pro rata investment, backstop commitment and top-up investment affect the Investors' ownership of our common stock?

        Assuming the conditions to the consummation of the transactions contemplated by the Backstop and Investment Agreement are satisfied, we will issue an aggregate of 791,741 shares and 149,341 shares of common stock to MFP Partners and Mill Road, respectively, pursuant to the pro rata investment. If no subscription rights are exercised in the rights offering, in addition to the shares issued to MFP Partners and Mill Road pursuant to the pro rata investment, we will issue an aggregate of 1,329,471 shares, 1,971,871 shares and 606,060 shares of common stock to MFP Partners, Mill Road and Jay Margolis, respectively, pursuant to the backstop commitment. Under such circumstances, MFP Partners' and Mill Road's ownership percentages of our outstanding common stock would increase to approximately 23.8% and 13.9%, respectively, and Mr. Margolis' ownership percentage of common stock would be 3.3%, in each case after giving effect to the foregoing transactions. Assuming that the rights offering is fully subscribed (and otherwise keeping the same assumptions as above), we will issue 791,741 shares and 149,341 shares to MFP Partners and Mill Road, respectively, pursuant to the pro rata investment, and an additional 1,971,871 shares to Mill Road and 606,060 shares to Mr. Margolis pursuant to the top-up investment. Under such circumstances, and assuming MFP Partners and Mill Road exercise their basic subscription rights, MFP Partners, Mill Road and Mr. Margolis would own approximately 17.4%, 12.4% and 2.8% of our common stock, respectively, after giving effect to the foregoing transactions. The ownership percentages described in this paragraph reflect the forfeiture of 143,333 restricted shares of common stock held by Thomas E. Reinckens, who is our former Chairman of the Board and Chief Executive Officer, which shares will be forfeited upon the consummation of the rights offering pursuant to the terms of a separation and general release agreement between us and Mr. Reinckens, and assume that (i) all of the other shares of our common stock issued and outstanding on the record date will remain issued and outstanding as of the closing of the rights offering and (ii) we will not issue any shares of common stock in the period between the record date and the closing of the rights offering.

        In addition, because the subscription rights are transferable, MFP Partners and Mill Road have the right to acquire subscription rights from other holders of rights and exercise such rights in the offering. In the event MFP Partners and Mill Road so acquire and exercise subscription rights, or exercise over-subscription rights, the ownership percentages of MFP Partners and Mill Road would increase above the percentages set forth in the previous paragraph. Any shares acquired by MFP Partners or Mill Road pursuant to these subscription rights will not affect the number of shares that either of them purchase pursuant to the pro rata investment or that Mill Road purchases pursuant to the top-up investment.

Will there be any changes to the composition of our board of directors as a result of the Backstop and Investment Agreement and related transactions?

        We have entered into a Voting Agreement with MFP Partners and Mill Road (the "Voting Agreement"). In accordance with the Voting Agreement, on April 4, 2013, Morton J. Schrader and Arthur S. Mintz resigned from our board of directors and each of Michael F. Price, who is the managing partner of MFP Partners, and Charles Hinkaty, who was designated by Mill Road (in consultation with MFP Partners), were appointed to fill the vacancies created thereby. In addition, the Voting Agreement provides, among other things, that at the 2013 annual meeting of our shareholders, two individuals designated by MFP Partners (one of whom will be designated by MFP Partners in consultation with Mill Road and neither of whom will be an individual who served as a director of the Company prior to the date of the Voting Agreement) and one individual designated by Mill Road will be nominated for election to our board of directors.

        In addition, Andrew M. Saul agreed not to stand for re-election at the 2013 annual meeting of the shareholders.

        See "The Rights Offering—The Backstop and Investment Agreement and Related Transactions—Voting Agreement" and "—Voting and Standstill Agreements."

Have any shareholders indicated that they will exercise their rights?

        None of our shareholders have indicated that they will exercise rights in the rights offering. However, MFP Partners and Mill Road separately are obligated to make the pro rata investment and, as applicable, are required to purchase shares pursuant to the backstop commitment and top-up investment, in each case pursuant to the Backstop and Investment Agreement.

Are any of the Company's officers or directors participating in the rights offering and the other issuances under the Backstop and Investment Agreement?

        Jay Margolis, who was appointed our Chairman of the Board and Chief Executive Officer on February 5, 2013, is one of the Investors and will purchase shares, as applicable, pursuant to the backstop commitment and/or the top-up investment. Except for Mr. Margolis, none of our officers or directors has indicated that he or she will participate in the rights offering.

Are there risks in exercising my subscription rights?

        Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings "Risk Factors" in this prospectus and the documents incorporated by reference herein.

If the rights offering is not completed, will my subscription payment be refunded to me?

        Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable. If you own shares in "street name," it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

If the rights offering is not completed, will the purchase price of any subscription rights I purchase in the open market or otherwise be returned to me?

        No. The conditions to the completion of the rights offering are described below in the section of this prospectus entitled "The Rights Offering—The Backstop and Investment Agreement and Related Transactions."

How do I exercise my subscription rights if I live outside the United States?

        We will not mail this prospectus or the rights certificates to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold the rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent and timely follow the procedures described in "The Rights Offering—Foreign Shareholders."

What fees or charges apply if I purchase shares of common stock?

        We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you hold your shares through a nominee and exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your nominee may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

        For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights unless the rights offering is part of a "disproportionate distribution" within the meaning of applicable tax rules (in which case you may recognize taxable income upon receipt of the subscription rights). We believe that the rights offering should not be part of a disproportionate distribution, but certain aspects of that determination are unclear. This position is not binding on the Internal Revenue Service (the "IRS") or the courts, however. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see "Material U.S. Federal Income Tax Consequences."

To whom should I send my forms and payment?

        If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that nominee. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by hand delivery, first class mail or courier service to:

Continental Stock Transfer & Trust Company
17 Battery Place—8th Floor
New York, NY 10004
Attn: Corporate Actions Department

        You are solely responsible for completing delivery of your subscription documents, rights certificate and payment to the subscription agent or, if you are not a record holder, to your broker, dealer, custodian bank or other nominee. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent or your broker, dealer, custodian bank or other nominee.

Whom should I contact if I have other questions?

        If you have other questions or need assistance, please contact the information agent, Laurel Hill Advisory Group, LLC, at 888-742-1305.

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PROSPECTUS SUMMARY

        This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. You should carefully read this prospectus, including the documents incorporated by reference, which are described under the heading "Incorporation by Reference" in this prospectus. References in this prospectus to "Cache," the "Company," "we," "us" and "our" refer to Cache, Inc. and its consolidated subsidiaries.

Our Business

        We are a nationwide, mall- and web-based specialty retailer of lifestyle sportswear and dresses targeting style-conscious women. Our merchandise offerings extend from elegant eveningwear to sophisticated casual and daytime sportswear, which encompasses a variety of tops, bottoms, dresses and accessories, all of which are sold under our Cache brand, although in fiscal 2013 we intend to explore the possibility of also offering products under labels other than Cache. We believe the appeal of our merchandise is enhanced through the intimate boutique-like environment we offer to our customers. This environment is achieved through a high level of customer service combined with our smaller store format, which averages approximately 2,000 square feet. As of December 31, 2012, we operated 260 stores, primarily situated in central locations in high traffic, upscale malls, in 42 states, Puerto Rico and the U.S. Virgin Islands.

        We target women between the ages of 25 and 45 through our differentiated merchandising mix. Our brand appeals to a woman who has a youthful attitude, is self-confident and fashion-conscious. Our sportswear embodies a mix of lifestyle separates for both day and evening. Our stores carry a range of diverse merchandise, which includes dresses for daytime, evening and special occasions. We believe that we continue to be an important dress resource and destination for our target customers. Our accessories complement the seasonal themes and palettes of our sportswear and dresses.

        Cache, Inc. was incorporated in Florida on April 25, 1975. Our principal place of business is located at 1440 Broadway, New York, New York 10018 and our telephone number is (212) 575-3200. Our Internet website is at www.cache.com. The contents of our website are not incorporated by reference into this prospectus.

 THE RIGHTS OFFERING

        The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading "The Rights Offering" in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing, at no charge, to holders of our common stock transferable subscription rights to purchase up to 4,848,484 shares of our common stock. You will receive a fixed number of subscription rights (the amount otherwise referred to herein as the "rights ratio," which is approximately 35.9% of a whole subscription right) for each share of common stock owned at 5:00 p.m., New York City time, as of the record date set forth below.
Basic Subscription Privilege	The basic subscription right of each whole subscription right will entitle you to purchase one share of our common stock at a subscription price of $1.65 per share.
Over-Subscription Right

If you fully exercise your basic subscription right and other holders of subscription rights do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed as a result of any unexercised rights, up to the number of shares you purchased under your basic subscription right and subject to the limitation that, if any over-subscription rights are exercised, we will not issue a number of shares in excess of 4,848,484 pursuant to the exercise of basic subscription rights, over-subscription rights and the pro rata investment. To the extent the number of the available shares are not sufficient to satisfy all of the properly exercised over-subscription right requests, the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the over-subscription right.

Record Date	April 4, 2013.
Expiration of the Rights Offering

The rights offering is currently set to expire at 5:00 p.m., New York City time, on April 25, 2013. Our board may extend the rights offering in its reasonable discretion; provided that, pursuant to the Backstop and Investment Agreement, our board of directors may not extend the rights offering by more than 30 days without the prior written consent of each of MFP Partners and Mill Road. Our board of directors currently does not intend to extend the expiration of the rights offering.

Subscription Price	$1.65 per share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.

Use of Proceeds

The rights offering is intended to raise capital to provide us with the financial resources to return to profitability and growth under the leadership of Jay Margolis, our new Chairman of the Board and Chief Executive Officer. However, we cannot assure you that the capital raised through the rights offering, together with the capital raised through the pro rata investment, the backstop commitment and the top-up investment, will be sufficient for these purposes. See "Use of Proceeds."

Transferability of Rights

Until the expiration of the rights offering, the subscription rights will be transferable and listed on Nasdaq under the symbol "CACHR." However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription rights or the market value of the rights.

No Board Recommendation

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see "Risk Factors" for a discussion of some of the risks involved in investing in our common stock.

Conditions

We are not requiring a minimum subscription to complete the rights offering. However, our obligations under the Backstop and Investment Agreement, including our obligation to sell and issue shares of our common stock upon the exercise of subscription rights, are conditioned upon, among other requirements, certain customary conditions, including the absence of any legal impediment to the issuance of shares pursuant to the rights offering. In addition, the obligations of the Investors pursuant to the Backstop and Investment Agreement are subject to satisfaction or waiver of certain conditions, including, without limitation: (i) the receipt by us of gross proceeds pursuant to the issuance of shares in the rights offering and under the Backstop and Investment Agreement of at least $8.0 million; and (ii) absence of any changes or events that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect (as defined in the Backstop and Investment Agreement). See "The Rights Offering—The Backstop and Investment Agreement and Related Transactions—Backstop and Investment Agreement."

No Revocation

All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock at a subscription price of $1.65 per share.

U.S. Federal Income Tax Considerations

You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering if the rights offering is not part of a "disproportionate distribution" within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended. A "disproportionate distribution" is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other shareholders in a company's assets or earnings and profits. During the last 36 months, our common stock has been our sole outstanding class of stock, we have not made any distributions of cash or other property on such stock, and we have not had any convertible debt outstanding. We also do not have any present intention to issue another class of stock or convertible debt or to pay any dividends on our common stock. We intend to take the position that the subscription rights issued pursuant to the rights offering are not part of a disproportionate distribution. The disproportionate distribution rules are complicated, however, and their application is uncertain. Accordingly, it is possible that the IRS could challenge our position. For further information, please see "Material U.S. Federal Income Tax Consequences."

Extension, Amendment, Withdrawal and Termination

The period for exercising your subscription rights may be extended by our board of directors in its reasonable discretion; provided that, pursuant to the Backstop and Investment Agreement, our board of directors may not extend the rights offering by more than 30 days without the prior written consent of each of MFP Partners and Mill Road. If the expiration date of the rights offering is so extended, we will give oral or written notice to the subscription and information agent on or before the scheduled expiration date and we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date. Our board of directors currently does not intend to extend the expiration of the rights offering.

Generally, we may not cancel or terminate the rights offering, nor may we amend the terms of the rights offering without the consent of the Investors.

Procedures for Exercising Rights

To exercise your subscription rights, you must complete the rights certificate and deliver it to the subscription agent, Continental Stock Transfer & Trust Company, together with full payment for all the subscription rights you elect to exercise under the basic subscription right and over-subscription right or, if you hold your rights through a broker, dealer, custodian bank or other nominee, you must deliver the applicable subscription payment and a completed form entitled "Beneficial Owner Election Form (or such other appropriate documents as are provided by your nominee related to your subscription rights) to your nominee in each case, prior to the expiration of the rights offering. You may deliver such subscription documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under "The Rights Offering—Guaranteed Delivery Procedures."

Reason for Rights Offering Structure	We believe raising capital through this rights offering as compared to other methods has the advantage of providing our shareholders the opportunity to participate in our capital raising.
Backstop and Investment Agreement

We have entered into the Backstop and Investment Agreement with (i) MFP Partners and Mill Road, which as of the record date beneficially owned approximately 16.3% and 3.1% of our shares, respectively, and (ii) Jay Margolis, who was appointed our Chairman of the Board and Chief Executive Officer on February 5, 2013. Pursuant to the Backstop and Investment Agreement, in a transaction separate from the rights offering, (a) each of MFP Partners and Mill Road has severally and not jointly agreed to purchase from us the number of shares of common stock equal to its full pro rata share (as of the record date) of the number of shares of common stock to be offered pursuant to the rights offering, (b) each of MFP Partners, Mill Road and Mr. Margolis has agreed, severally and not jointly, to purchase from us a specified number of shares such that the gross proceeds to us from the rights offering, the pro rata investment and the backstop commitment will be $8.0 million, and (c) each of Mill Road and Mr. Margolis has agreed to purchase from us additional shares of common stock in such amount, if any, sufficient to enable them to acquire an aggregate of $3.5 million and $1.0 million of common stock, respectively, to the extent that each of them is not able to otherwise acquire such amounts pursuant to the pro rata investment and the backstop commitment. The price per share paid by MFP Partners, Mill Road and Mr. Margolis for all such common stock under the pro rata investment, the backstop commitment and the top-up investment will be equal to the subscription price of $1.65.

The sale of common stock to MFP Partners and Mill Road pursuant to the pro rata investment is not contingent upon the exercise by MFP Partners and Mill Road of their basic subscription rights, and the basic subscription rights of MFP Partners and Mill Road will be transferable in the same manner as the basic subscription rights held by other holders of our common stock. See "The Rights Offering—Backstop and Investment Agreement and Related Transactions—Backstop and Investment Agreement" for further information.

Subscription Agent	Continental Stock Transfer & Trust Company
Information Agent	Laurel Hill Advisory Group, LLC
Shares Outstanding On the Record Date	13,495,366 shares of our common stock were issued and outstanding at 5:00 p.m., New York City time, on the record date.
Shares Outstanding After Completion of the Rights Offering

Assuming the conditions to the consummation of the transactions contemplated by the Backstop and Investment Agreement are satisfied, we will issue a minimum of 4,848,484 shares of our common stock through the exercise of (i) the basic subscription rights, (ii) the over-subscription rights, (iii) the pro rata investment, and (iv) the backstop commitment. If the rights offering is fully subscribed, we will issue to MFP Partners and Mill Road 791,741 shares and 149,341 shares, respectively, pursuant to the pro rata investment, and we will issue to Mill Road and Jay Margolis an additional 1,971,871 shares and 606,060 shares, respectively, pursuant to the top-up investment, and after giving effect to the rights offering and the transactions contemplated by the Backstop and Investment Agreement, we will have 21,719,530 shares outstanding. If no subscription rights are exercised in the rights offering, MFP Partners and Mill Road will each purchase 791,741 shares and 149,341 shares, respectively, pursuant to the pro rata investment, and we will issue to each of MFP Partners, Mill Road and Mr. Margolis an additional 1,329,471 shares, 1,971,871 shares and 606,060 shares, respectively, pursuant to the backstop commitment, and after giving effect to the rights offering and the transactions contemplated by the Backstop and Investment Agreement, we will have 18,200,517 shares outstanding. The number of shares outstanding listed in each case above reflects the forfeiture of 143,333 restricted shares of common stock held by Thomas E. Reinckens, who is our former Chairman of the Board and Chief Executive Officer, which shares will be forfeited upon the consummation of the rights offering pursuant to the terms of a separation and general release agreement between us and Mr. Reinckens, and assumes that (i) all of the other shares of our common stock issued and outstanding on the record date will remain issued and outstanding as of the closing of the rights offering and (ii) we will not issue any shares of common stock in the period between the record date and the closing of the rights offering. Please see "Use of Proceeds" and "The Rights Offering—Backstop and Investment Agreement and Related Transactions."

Risk Factors

Shareholders considering making an investment by exercising subscription rights in the rights offering or by purchasing rights in the open market or otherwise should carefully read and consider the information set forth in "Risk Factors" beginning on page 8 of this prospectus, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Fees and Expenses

We will pay the fees and expenses related to the rights offering and the fees and expenses of the Investors pursuant to the Backstop and Investment Agreement. The Investors will not receive a backstop commitment fee.

NASDAQ Global Market Trading Symbol

Our common stock trades on Nasdaq under the trading symbol "CACH" and the shares to be issued in connection with the rights offering, the pro rata investment, the backstop commitment and the top-up investment will be listed on Nasdaq under the same symbol. Until the expiration of the rights offering, the subscription rights will be listed on Nasdaq under the symbol "CACHR." As a result, you may transfer or sell your subscription rights if you do not want to purchase any shares of our common stock. However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription rights or the market value of the rights.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, together with the other information included or incorporated by reference in this prospectus before making a decision to invest in our common stock or purchase subscription rights. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Rights Offering

The market price of our common stock is volatile and may decline before or after the subscription rights expire.

        The market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, macroeconomic conditions, fashion trends and customer demands, competition, seasonality, and the other factors discussed in these risk factors and under "Cautionary Note Regarding Forward-Looking Statements."

        We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of our common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

Your ownership interest will be diluted pursuant to the Backstop and Investment Agreement.

        We have entered into the Backstop and Investment Agreement with MFP Partners, Mill Road and Jay Margolis, under which MFP Partners and Mill Road have agreed to make the pro rata investment, MFP Partners, Mill Road and Jay Margolis have made the backstop commitment, and Mill Road and Mr. Margolis have agreed, if applicable, to make the top-up investment. The issuance of shares pursuant to the pro rata investment and backstop commitment may, and pursuant to the top-up investment will, result in the dilution of your ownership interest, irrespective of whether you participate in the rights offering.

        As of the record date, MFP Partners and Mill Road beneficially owned approximately 16.3% and 3.1%, respectively, of our outstanding common stock. Assuming the conditions to the consummation of the transactions contemplated by the Backstop and Investment Agreement are satisfied, we will issue an aggregate of 791,741 shares and 149,341 shares of common stock to MFP Partners and Mill Road, respectively, pursuant to the pro rata investment. If no subscription rights are exercised in the rights offering, in addition to the shares issued to MFP Partners and Mill Road pursuant to the pro rata investment, we will issue an aggregate of 1,329,471 shares, 1,971,871 shares and 606,060 shares of common stock to MFP Partners, Mill Road and Jay Margolis, respectively, pursuant to the backstop commitment. Under such circumstances, MFP Partners' and Mill Road's ownership percentage of our outstanding common stock would increase to approximately 23.8% and 13.9%, respectively, and Mr. Margolis' ownership percentage of common stock would be 3.3%, in each case after giving effect to the foregoing transactions.

        If the rights offering is fully subscribed (and otherwise keeping the same assumptions as above), we will issue 791,741 shares and 149,341 shares to MFP Partners and Mill Road, respectively, pursuant to the pro rata investment, and an additional 1,971,871 shares to Mill Road and 606,060 shares to Mr. Margolis pursuant to the top-up investment. Under such circumstances, and assuming MFP Partners and Mill Road exercise their basic subscription rights, MFP Partners, Mill Road and Mr. Margolis would own approximately 17.4%, 12.4% and 2.8% of our common stock, respectively, after giving effect to the foregoing transactions.

        The ownership percentages listed above reflect the forfeiture of 143,333 restricted shares of common stock held by Thomas E. Reinckens, who is our former Chairman of the Board and Chief Executive Officer, which shares will be forfeited upon the consummation of the rights offering pursuant to the terms of a separation and general release agreement between us and Mr. Reinckens, and assume that (i) all of the other shares of our common stock issued and outstanding on the record date will remain issued and outstanding as of the closing of the rights offering and (ii) we will not issue any shares of common stock in the period between the record date and the closing of the rights offering.

        In addition, because the subscription rights are transferable, MFP Partners and Mill Road have the right to acquire subscription rights from other holders of rights and exercise such rights in the offering. In the event MFP Partners and Mill Road so acquire and exercise subscription rights, or exercise over-subscription rights, the ownership percentages of MFP Partners and Mill Road would increase above the percentages set forth in the previous paragraphs. Any shares acquired by MFP Partners or Mill Road pursuant to these subscription rights will not affect the number of shares that either of them purchase pursuant to the pro rata investment or that Mill Road purchases pursuant to the top-up investment.

MFP Partners and Mill Road will own a substantial interest in us and will be entitled to certain representation on our board of directors and its committees, and thus may exert significant influence on our corporate affairs and actions, including those submitted to a shareholder vote.

        Following this offering and the transactions contemplated by the Backstop and Investment Agreement, we expect that MFP Partners and Mill Road will own at least approximately 13.8% and 11.7% of our shares of common stock, respectively, and possibly approximately 23.8% and 13.9% of our common stock, respectively. Accordingly, MFP Partners and Mill Road will have considerable influence on our corporate affairs and actions, including those submitted to a shareholder vote. MFP Partners and Mill Road also have certain rights to representation on our board of directors and its committees as provided in the Voting Agreement. The interests of MFP Partners and Mill Road may be different from your interests.

        In addition, because the subscription rights are transferable, MFP Partners and Mill Road have the right to acquire subscription rights from other holders of rights and exercise such rights in the offering. In the event MFP Partners and Mill Road so acquire and exercise subscription rights, or exercise over-subscription rights, the ownership percentages of MFP Partners and Mill Road would increase above the percentages set forth in the previous paragraph. Any shares acquired by MFP Partners or Mill Road pursuant to these subscription rights will not affect the number of shares that either of them purchase pursuant to the pro rata investment or that Mill Road purchases pursuant to the top-up investment.

        See "The Rights Offering—The Backstop and Investment Agreement and Related Transactions—Voting Agreement."

The Investors' obligations under the Backstop and Investment Agreement are subject to a number of conditions, many of which are beyond our control.

        The obligations of the Investors pursuant to the Backstop and Investment Agreement are subject to satisfaction or waiver of certain conditions, including, without limitation: (i) the receipt by the Company of gross proceeds pursuant to the issuance of shares in the rights offering and under the Backstop and Investment Agreement of at least $8.0 million; and (ii) absence of any changes or events that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect (as defined in the Backstop and Investment Agreement) with respect to us. If any of these conditions are not satisfied by July 4, 2013, each Investor will have the right to terminate the Backstop and Investment Agreement and their obligation with respect to the pro rata investment, backstop commitment and top-up investment. In the event of such a termination of the Backstop and Investment Agreement, we would not be able to consummate the rights offering on the terms described in this prospectus and we would be required to amend the terms of the rights offering or terminate the rights offering. See "The Rights Offering—The Backstop and Investment Agreement and Related Transactions—Backstop and Investment Agreement."

No prior market exists for the subscription rights.

        Until the expiration of the rights offering, the subscription rights will be transferable and listed on Nasdaq under the symbol "CACHR." However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription rights or the market value of the subscription rights.

        If you wish to sell your subscription rights or the subscription agent tries to sell subscription rights on your behalf in accordance with the procedures discussed in this prospectus but such subscription rights cannot be sold, or if you provide the subscription agent with instructions to exercise the subscription rights and your instructions are not timely received by the subscription agent or if you do not provide any instructions to exercise your subscription rights, the subscription rights will expire and will be void and no longer exercisable.

If you acquire subscription rights, you may suffer a complete loss of your investment.

        Our obligations under the Backstop and Investment Agreement, including our obligation to consummate the rights offering, are conditioned upon certain requirements, which are discussed under "The Rights Offering—The Backstop and Investment Agreement and Related Transactions—Backstop and Investment Agreement." There can be no assurance that these requirements will be satisfied or that the rights offering will be consummated.

        Until the expiration of the rights offering, the subscription rights will be transferable and listed on Nasdaq under the trading symbol "CACHR." If you acquire subscription rights in the open market or otherwise and the rights offering is not consummated, the purchase price will not be refunded to you. Accordingly, you may suffer a complete loss of your investment if you acquire subscription rights.

The subscription price determined for this offering is not an indication of the value of our common stock.

        The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give any assurance that our common shares will trade at or above the subscription price in any given time period. After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

Because our management will have broad discretion over the use of the proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

        The proceeds from the rights offering and the issuances of shares pursuant to the Backstop and Investment Agreement are intended to raise capital to provide us with the financial resources to return to profitability and growth under the leadership of Jay Margolis, our new Chairman of the Board and Chief Executive Officer. However, we cannot assure you that the capital raised through the rights offering, together with the capital raised through the pro rata investment, the backstop commitment and the top-up investment, will be sufficient for these purposes. We have complete discretion over the use of the proceeds from the rights offering and the other transactions under the Backstop and Investment Agreement. In addition, market factors may require us to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on our management with regard to the use of the proceeds from the rights offering and the other transactions under the Backstop and Investment Agreement, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for the Company.

If we cancel this offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

        If we withdraw or terminate this offering, neither we nor the subscription agent will have any obligation with respect to rights that have been exercised except to return, without interest or deduction, any subscription payments the subscription agent received from you.

You may not revoke your subscription exercise, even if the rights offering is extended by our board of directors, and you could be committed to buying shares above the prevailing market price.

        Once you exercise your subscription rights, you may not revoke the exercise of such rights. If our board of directors decides to exercise its option to extend the rights offering, you still may not revoke the exercise of your subscription rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on Nasdaq under the symbol "CACH," and the last reported sales price of our common stock on Nasdaq on April 4, 2013 was $3.78 per share. Following the exercise of your rights, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price you paid for such shares, and you may lose all or part of your investment in our common stock.

If you do not act promptly or do not follow the subscription instructions, your exercise of subscription rights will be rejected.

        Holders of subscription rights that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. We are not responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment and documentation received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

        Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you wish to purchase.

The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our shareholders.

        If the rights offering is deemed to be part of a "disproportionate distribution" under section 305 of the Internal Revenue Code, our shareholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering depending on our current and accumulated earnings and profits and our shareholders' tax basis in our common stock. A "disproportionate distribution" is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other shareholders in a company's assets or earnings and profits. The disproportionate distribution rules are complicated, however, and their application is uncertain. Please see "Material U.S. Federal Income Tax Consequences" for further information on the treatment of the rights offering.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period.

        If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a shareholder in the shares you purchased in the rights offering until we issue the share certificates to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued.

The rights offering and the other issuances contemplated by the Backstop and Investment Agreement may cause the price of our common stock to decrease.

        The subscription price of $1.65 per share is lower than the average of the closing sales prices of our common stock over the ten (10) trading day period ended April 4, 2013. The announcement of the rights offering and the other issuances contemplated by the Backstop and Investment Agreement and their respective terms, including the subscription price, together with the number of shares of common stock we could issue if such offerings are completed, have resulted in and may continue to result in an immediate change in the trading price of our common stock. This change may continue after the completion of these transactions. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.

Risks Relating to Our Business

Macroeconomic conditions have adversely impacted our business and results of operations and may continue to do so.

        The retail sector is affected by macroeconomic factors, including changes in international, national, regional and local economic conditions, employment levels and consumer spending patterns. Furthermore, because our customer traffic and sales volume are largely derived from the volume of consumer traffic in the malls in which we operate, we are adversely affected by general declines in mall traffic. The economic slowdown that began in 2008 has adversely affected and continues to adversely affect our results of operations. Continued uncertainty in or a worsening of the economy generally or in a number of our markets could adversely affect our financial position and results of operations.

Our success depends on our ability to respond rapidly to ever-changing fashion trends and customer demands.

        Customer tastes and fashion trends change rapidly. Our success depends in large part on our ability to anticipate the fashion tastes of our customers, to respond to changing fashion tastes and consumer demands, and to translate market trends into fashionable merchandise on a timely basis. However, the lead times associated with our planning and merchandising strategies could increase our risk of misjudging fashion trends or styles. If we are unable to anticipate, identify or react to changing styles or trends, our sales may decline and we may be faced with excess inventories. If this occurs, we may be forced to rely on additional markdowns or promotional sales to dispose of excess or slow-moving inventory. This could also cause us to miss opportunities. In addition, if we misjudge fashion tastes and our customers come to believe that we are no longer able to offer fashions that appeal to them, our sales and brand image may suffer. All of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We may be adversely impacted at any time by a significant number of competitors.

        The women's apparel market is highly competitive, fragmented and characterized by low barriers to entry. We compete against a diverse group of retailers, including traditional department stores, national and local specialty retail stores, internet-based retailers and mail order retailers. Many of our competitors, particularly traditional department stores and national specialty retail stores, are larger and have significantly greater resources to expend on marketing and advertising campaigns. In addition, many of these competitors have greater name recognition in general than we do. We cannot assure you that we will be successful in competing against existing or future competitors. Our expansion into markets served by our competitors or entry of new competitors or expansion of existing competitors into our markets could have a material adverse effect on our business, financial condition and results of operations.

        In addition, as a result of macroeconomic conditions, a substantial number of retailers have increased the frequency and duration of their discount sales and other promotions and have increased the level of merchandise discounts. This has resulted and is expected to continue to result in intense competition. Furthermore, in order to remain competitive, we have had to increase our use of discount sales, which has impacted our gross margins.

Our success depends on customer acceptance of our merchandise and on purchasing an appropriate level of inventory.

        Since Mr. Margolis became Chief Executive Officer in February 2013, we have undertaken a review of our business and policies, including inventory management, and concluded that we have and may in the future have higher than anticipated levels of unsold merchandise. This has put pressure on our working capital and has or may result in higher than anticipated markdowns. Our management is working to improve our merchandise offerings and inventory levels, and we expect the rights offering to enhance our working capital. However, we cannot assure you that the capital raised in the rights offering will be sufficient to fully address our working capital needs.

Our sales fluctuate on a seasonal basis and are sensitive to economic conditions, consumer spending patterns and other events and conditions.

        Our net sales and net income are generally highest each year during our fourth fiscal quarter (October, November and December) and lowest in our third fiscal quarter (July, August and September). Sales during any period cannot be used as an accurate indicator of our annual results. Any decrease in sales during the fourth quarter in a given year, such as that which occurred during the fourth quarter of fiscal 2012 compared to the fourth quarter of fiscal 2011, could hurt our profitability.

        Our business is also sensitive to changes in macroeconomic conditions and consumer spending patterns, as discussed in the other risk factors contained herein. In addition, our business, financial condition and results of operations may be adversely affected by the timing of holidays and other local, regional, national or international events and conditions, including energy prices, climatologic events such as hurricanes, strikes and other business disruptions, or the effects of war, terrorism or the threat of either of these events.

Our comparable store sales and quarterly results of operations are affected by many factors that we cannot control.

        Our quarterly results of operations for our individual stores have fluctuated significantly in the past and will continue to fluctuate in the future. Since the beginning of fiscal 2010, our quarterly comparable sales at Cache stores have ranged from an increase of 12.4% to a decrease of 6.8%. Our comparable store sales and quarterly results of operations are affected by a variety of factors, most of which we cannot control, including:

  •
  General economic conditions, general mall traffic and consumer spending patterns;

  •
  Fashion trends;

  •
  Calendar shifts of holiday or seasonal periods;

  •
  The effectiveness of our inventory management;

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  Changes in our merchandise mix;

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  The timing of promotional events;

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  Weather conditions; and

  •
  Actions of competitors or events that affect other mall tenants and/or our e-commerce initiatives.

Our success depends in part on the efforts of our management team.

        Our success in managing our business and implementing our business and growth strategies depends on the abilities and experience of our management team. If we were to lose the services of one or more members of this team, in particular Jay Margolis, our Chairman of the Board and Chief Executive Officer, we may be unable to find a suitable replacement in a timely manner. This in turn could adversely affect our business, financial condition and results of operations.

        Mr. Margolis joined our Company on February 5, 2013. We may experience difficulty in integrating Mr. Margolis into our Company.

Our ability to attract new customers to our stores depends heavily on the success of the shopping malls in which we are located.

        All but a few of our existing stores are located in shopping malls. Sales at these stores are derived in large part from the volume of consumer traffic in these malls. In addition, traffic in some of the malls in which we have stores has been adversely affected by store closures and bankruptcies by other tenants, including anchor or other large tenants. We cannot control vacancy rates in the malls in which we have stores, continued popularity of malls as shopping destinations, the solvency of landlords and the level of maintenance and upkeep that they perform or improvements that they make at the malls, development of new shopping malls or the availability or cost of appropriate locations within existing or new shopping malls. A decrease in shopping mall traffic could adversely affect our results of operations.

Our manufacturers may be unable to manufacture and deliver products in a timely manner or meet our quality standards, which could result in lost sales, cancellation charges or excessive markdowns.

        We source our products directly from unaffiliated manufacturers and vendors. Most of these manufacturers and vendors utilize overseas factories. Furthermore, similar to most other specialty retailers, we have short selling seasons for much of our inventory. Factors outside of our control, such as manufacturing or shipping delays or quality problems, could disrupt merchandise deliveries and result in lost sales, cancellation charges or excessive markdowns, all of which could have a material adverse effect on our business, financial condition and results of operations.

Our success depends in part on maintaining good relationships with our key vendors.

        During fiscal 2012, we purchased approximately 32% of our product from five vendors of which one vendor accounted for 13% of our product purchased. The terms of our relationships with our vendors generally are not contractual and do not assure adequate supply or pricing on a long-term basis. If one or more of these vendors ceased to sell to us or significantly altered the terms of our relationship, we may be unable to obtain merchandise in a timely manner, in the desired styles, fabrics or colors, or at the prices and volumes we wish to purchase. This could hurt our ability to respond to changing fashion trends and thus our sales and profitability.

Substantially all our merchandise is produced in foreign facilities. This subjects us to the risks of international trade and other risks generally associated with doing business in foreign markets.

        We and substantially all of our vendors utilize overseas production facilities. The failure of foreign manufacturers to ship products to us in a timely manner could result in our stores lacking needed inventory. Any event causing a disruption of imports, including financial or political instability, currency fluctuations, terrorism or heightened security, trade restrictions in the form of tariffs or quotas or both, political or military conflict involving the United States or other countries, or the migration of manufacturers, could negatively affect our business, financial condition and results of operations. These adverse impacts may include increased cost to us and reductions in the supply of merchandise.

We rely on our manufacturers to use acceptable ethical business practices, and if they fail to do so, the Cache brand name could suffer reputational harm and our sales could decline or our inventory supply could be interrupted.

        We do not control our manufacturers or their labor and other business practices. If one of our manufacturers violates labor or other laws or implements labor or other business practices that are generally regarded as unethical in the United States, our reputation could be damaged and the shipment of finished products to us could be interrupted. Either of these events could have a material adverse effect on us.

We rely on third parties to distribute our merchandise. If these third parties do not adequately perform this function, our business would be disrupted.

        The efficient operation of our business depends on the ability of the Company and its vendors to ship merchandise through third-party carriers, such as United Parcel Service, directly to our individual stores. These carriers typically employ personnel represented by labor unions and have experienced labor difficulties in the past. Due to our reliance on these parties for our shipments, interruptions in shipments could adversely affect our business, financial condition and results of operations. Increases in fuel prices may also increase our shipping costs, which could adversely affect our business, financial condition and results of operations.

The raw materials used to manufacture our products and our distribution and labor costs are subject to availability constraints and price volatility, which could result in increased costs.

        The raw materials used to manufacture our products are subject to availability constraints and price volatility caused by high demand for petroleum-based synthetic fabrics, weather, supply conditions, regulations, economic climate and other unpredictable factors. Increases in labor costs, as well as a shortage of labor, especially in China and other areas we source in, may also impact our sourcing costs. In addition, our transportation costs are subject to price volatility caused by the price of oil, regulations, economic climate and other unpredictable factors. Increases in demand for, or the price of, raw materials, distribution services and labor could have a material adverse effect on our business, financial condition and results of operations.

There are risks associated with e-commerce.

        Our e-commerce operations are subject to numerous risks, including: (i) rapid technological change and the implementation of new systems and platforms; (ii) diversion of sales from our stores; (iii) liability for online content; (iv) violations of state or federal laws, including those relating to online privacy; (v) credit card fraud; (vi) the failure of the computer systems that operate our website and their related support systems, including computer viruses; and (vii) telecommunications failures, electronic break-ins and similar disruptions. Any failure of our systems, policies or procedures to protect against such risks could materially damage our brand and reputation as well as result in significant damage claims, any of which could have a material adverse impact on our business, financial condition and results of operations.

Because our Cache brand is associated with all of our merchandise, our success depends heavily on the value associated with our brand. If the value associated with our brand were to diminish, our sales could decrease, adversely affecting our financial condition and results of operations.

        Our success depends on our Cache brand and its value. The Cache brand could be adversely affected if our public image or reputation were to be tarnished, which could result in a material adverse effect on our business, financial condition and results of operations.

We may be unable to protect our trademarks and other intellectual property rights.

        We believe that our trademarks and service marks are important to our success and our competitive position due to their name recognition with our customers. There can be no assurance that the actions we have taken to establish and protect our trademarks and service marks will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks, service marks and proprietary rights of others. Also, others may assert rights in, or ownership of, our trademarks and other proprietary rights, and we may be unable to successfully resolve those types of conflicts to our satisfaction.

Any material disruption of our information systems could disrupt our business and adversely affect our results of operations.

        Our information systems integrate all major aspects of our business, including merchandise planning, purchasing, inventory control, distribution, sales and finance. Our POS system, which uses a wide area network, allows us to add various functionalities, including the ability to process debit card transactions, centralize credit authorizations, enhance labor scheduling, centralize our customer database, manage our customer loyalty program, speed up customer transaction time and analyze real-time sales data. We are dependent on these information systems for the efficient operation of our business, including our e-commerce initiatives.

        We may experience operational problems with our information systems as a result of system failures, computer viruses, security breaches, misplaced or lost data, acts of vandalism, natural disasters, power loss, programming and/or human error or other similar events. Any material disruption or slowdown of our systems, including a disruption or slowdown caused by any failure on our part to successfully maintain or perform additional upgrades to our systems, could cause information to be lost or delay our ability to process and make use of that information in our business, which may adversely affect us. In addition, if future changes in technology cause our information systems to become obsolete, or if our current information systems prove to be inadequate to support our business, it could adversely affect our business, financial condition and results of operations.

We must protect against security breaches or other disclosures of private data of our customers as well as of our employees and other third parties.

        We rely on our computer hardware and software systems for the efficient operation of our retail stores and e-commerce initiatives. We have systems and processes in place that are designed to protect information and protect against security and data breaches as well as fraudulent transactions and other activities. Despite our safeguards and security processes and protections, we cannot be assured that all of our systems and processes are free from vulnerability to security breaches by third parties or inadvertent data disclosure by us. Any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information could severely damage our reputation and our relationship with our clients, expose us to risks of litigation and liability and adversely affect our business.

Our marketing efforts rely upon the effective use of customer information. Restrictions on the availability or use of customer information could adversely affect our marketing initiatives, which could adversely affect our business and results of operations.

        We use customer information to market to our customers. Any limitations imposed on the use of such consumer data, whether imposed by federal or state governments or business partners, could have an adverse effect on our marketing activities. In addition, to the extent our security procedures and protection of customer information prove to be insufficient or inadequate, we may become subject to litigation, which could expose us to liability and cause damage to our reputation or brand.

Our business is subject to numerous regulations. Changes in or violations of such regulations could adversely impact us.

        Our business is subject to numerous regulations, including customs, truth-in-advertising, truth-in-lending, consumer protection, zoning and occupancy, employment laws, and regulations and ordinances that regulate retailers generally and/or govern the importation, promotion and sale of merchandise, the use of proprietary credit cards and the operation of retail stores and distribution facilities. If any of these laws change, or are violated by our employees, importers, buying agents, manufacturers or distributors, such change or violation could have a material adverse effect on our business, financial condition and results of operations.

If new legislation restricting the importation or increasing the cost of textiles and apparel produced abroad is enacted, our business could be adversely affected.

        Legislation that would restrict the importation or increase the cost of textiles and apparel produced abroad has been periodically introduced in Congress. The enactment of new legislation, international trade regulation, or executive action affecting international textile or trade agreements, could adversely affect our business. International trade agreements that can provide for tariffs and/or quotas can increase the cost and limit the amount of product that can be imported.

Risks Related to Our Common Stock

Our share price has fluctuated significantly and could continue to fluctuate significantly

        Between January 1, 2012 and April 4, 2013, the market price of our common stock has ranged from $2.00 to $7.88 per share. The stock market has, from time to time and especially since the fourth quarter of fiscal 2008, experienced extreme price and volume fluctuations. The market price for our common stock may change significantly in response to various factors, including:

  •
  Periodic variations in the actual or anticipated financial results of our business or other companies in the retail industry;

  •
  A shortfall in net sales or net income from that expected in securities analysts' estimates or from that expected by investors;

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  Changes in our liquidity and capital resources;

  •
  Material announcements by or developments affecting us or our competitors;

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  Public sales or repurchases of a substantial number of common shares following this offering; and

  •
  Adverse changes in general market conditions or economic trends.

        In the past, companies that have experienced volatility in the market price of their shares have been the subject of securities class action litigation. If we become involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management's attention and resources, thus harming our business.

Shares eligible for public sale after this offering could adversely affect our stock price.

        The market price for our common stock could decline as a result of sales by our existing shareholders of a large number of shares of our common stock in the market after this offering or the perception that such sales may occur. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Of the 21,719,530 shares that could be outstanding following the completion of this offering (assuming (v) the rights offering is fully subscribed, (w) MFP Partners and Mill Road have exercised their basic subscription rights, (x) the other issuances and transactions contemplated by the Backstop and Investment Agreement are consummated in accordance with such agreement, including the forfeiture by Thomas E. Reinckens, who is our former Chairman of the Board and Chief Executive Officer, of 143,333 unvested shares of restricted stock upon the closing of the rights offering, (y) all of the other shares of our common stock issued and outstanding on the record date will remain issued and outstanding as of the closing of the rights offering and (z) we will not issue any shares of common stock in the period between the record date and the closing of the rights offering):

  •
  11,579,497 shares generally will be freely tradable in the public market, including 3,060,591 shares offered under this prospectus;

  •
  7,079,524 shares held by the Investors (which includes (x) shares issued to the Investors pursuant to the rights offering and under the Backstop and Investment Agreement and (y) shares held by the Investors as of the record date) will be freely tradable in the public market, upon the effectiveness of the Resale Registration Statement (as defined in the following risk factor) or upon registration pursuant to the Registration Rights Agreement (as defined in the following risk factor); and

  •
  401,223 restricted shares are outstanding which are subject to vesting, which shares we anticipate will be freely tradable once vested.

        In addition:

  •
  295,675 additional shares will be eligible for issuance pursuant to options presently outstanding under our existing stock option plans, which shares we anticipate will be freely tradable once issued; and

  •
  1,000,000 additional shares will be eligible for issuance pursuant to options presently outstanding issued to Mr. Margolis pursuant to the Nonqualified Stock Option Agreement, dated as of February 5, 2013, which shares we anticipate will not be freely tradable once issued.

        Furthermore, Andrew M. Saul, who is one of our directors, and Thomas E. Reinckens, who is our former Chairman of the Board and Chief Executive Officer, are currently subject to certain transfer restrictions relating to 1,699,334 shares and 249,828 shares (which includes certain restricted shares subject to vesting, including the 143,333 shares of unvested restricted stock to be forfeited by Mr. Reinckens as discussed above) owned by such persons, respectively. These transfer restrictions will lapse upon the earlier to occur of (i) two trading days following the closing date of the issuance of shares in the rights offering and under the Backstop and Investment Agreement and (ii) 30 days following the termination of the Backstop and Investment Agreement. See "The Rights Offering—The Backstop and Investment Agreement and Related Transactions—Voting and Standstill Agreements" for further information with respect to such transfer restrictions. See also "—Our registration of shares held by the Investors may cause the price of our common stock to decrease" for information concerning registration rights that we provided to the Investors.

Our registration of shares held by the Investors may cause the price of our common stock to decrease.

        We are required pursuant to the Backstop and Investment Agreement to file a shelf registration statement (the "Resale Registration Statement") on Form S-3 registering offers and sales of the shares acquired by MFP Partners, Mill Road and Mr. Margolis pursuant to the Backstop and Investment Agreement.

        In addition, we have agreed to enter into a Registration Rights Agreement ("the Registration Rights Agreement") with each of MFP Partners and Mill Road upon the closing of the rights offering and the other issuances contemplated by the Backstop and Investment Agreement. Pursuant to the Registration Rights Agreement, each of MFP Partners and Mill Road will each have demand rights on two occasions and unlimited piggyback registration rights relating to any shares of our common stock held by such parties. MFP Partners and Mill Road will also have the right to require us to file a shelf registration statement relating to such shares as one of such demand rights.

        The shares that we register pursuant to the Resale Registration Statement and any registration statement we file pursuant to the Registration Rights Agreement will be eligible for trading in the public market. The trading of these additional shares of common stock in the public market could have an adverse effect on the market price of our common stock and could impair our future ability to obtain capital through an offering of equity securities.

Provisions of our governing documents could discourage acquisition proposals or delay a change in our control, and this may adversely affect the market price of our common stock or deny our shareholders a chance to realize a premium on their shares.

        Our articles of incorporation and by-laws contain provisions, including those listed below, that could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to our shareholders:

  •
  Our board of directors has the authority to issue common stock and preferred stock and to determine the price, rights and preferences of any new series of preferred stock without further shareholder approval; and

  •
  There are limitations on who can call special meetings of shareholders.

        In addition, provisions of Florida law and our stock option plans may also discourage, delay or prevent a change in control of our company or unsolicited acquisition proposals.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), that relate to future events or our future financial performance. We have attempted to identify these statements by terminology including "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "may," "will," "should," "can," "continue" or the negative of these terms or other comparable terminology. These statements may be found in the sections of this prospectus entitled "Prospectus Summary" and "Risk Factors" and in other sections of this prospectus that contain forward-looking statements. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and timing of certain events could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors including, without limitation, satisfaction of the conditions relating to the rights offering and the other transactions contemplated by the Backstop and Investment Agreement, macroeconomic conditions, fashion trends and customer demands, competition, seasonality, dependence on management, and reliance on manufacturers, vendors and distributors, as well as other risks outlined from time to time in the our filings with the SEC. A description of risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus.

        These risks and uncertainties should be considered in evaluating any forward- looking statement contained in this prospectus or incorporated by reference herein. All forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this prospectus. In addition, our past results are not necessarily indicative of our future results.

USE OF PROCEEDS

        If the rights offering is fully subscribed, we will receive an aggregate of approximately $13.8 million from the sale of shares pursuant to (i) the basic subscription right, (ii) the pro rata investment, and (iii) the top-up investment. If no subscription rights are exercised, we will receive an aggregate of $8.0 million from the sale of shares pursuant to (i) the pro rata investment, and (ii) the backstop commitment.

        The rights offering is intended to raise capital to provide us with the financial resources to return to profitability and growth under the leadership of Jay Margolis, our new Chairman of the Board and Chief Executive Officer. However, we cannot assure you that the capital raised through the rights offering, together with the capital raised through the pro rata investment, the backstop commitment and the top-up investment, will be sufficient for these purposes.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of December 29, 2012 on an actual basis and as adjusted to give effect to the rights offering and the other issuances under the Backstop and Investment Agreement, assuming no subscription rights are exercised. If no subscription rights are exercised, we will receive an aggregate of $8.0 million from the sale of shares pursuant to (i) the pro rata investment, and (ii) the backstop commitment. If the rights offering is fully subscribed, we will receive an aggregate of approximately $13.8 million from the sale of shares pursuant to (i) the basic subscription right, (ii) the pro rata investment, and (iii) the top-up investment.

	December 29, 2012 (in thousands)
	Actual	As Adjusted(1)
Cash, cash equivalents and marketable securities	$18,373	$25,373

Long-term debt	$—	$—
Stockholders' equity
Common stock, par value $0.01 per share; 40,000,000 shares authorized; 17,093,788 shares issued and outstanding, actual; and 21,798,939 shares issued and outstanding, as adjusted	171	218
Additional paid-in capital	48,735	55,688
Retained earnings	29,930	29,930
Treasury stock 3,682,199 shares, at cost; and 3,682,199 shares, at cost	(39,795)	(39,795)

Total stockholders' equity	39,041	46,041

Total capitalization	$39,041	$46,041

(1)
Reflects estimated fees and expenses payable by the Company in connection with the rights offering and the other transactions contemplated by the Backstop and Investment Agreement of $1,000,000.

THE RIGHTS OFFERING

The Subscription Rights

        We are distributing to the record holders of our common stock as of 5:00 p.m., New York City time, on the record date transferable subscription rights to purchase shares of our common stock at a subscription price of $1.65 per share. The subscription rights will entitle the holders of our common stock to purchase approximately an aggregate of 4,848,484 shares of our common stock for an aggregate purchase price of $8.0 million.

        In this distribution, each holder of record of our common stock will receive approximately 35.9% of a whole subscription right for each share of our common stock owned by such holder as of 5:00 p.m., New York City time, on the record date. Each whole subscription right will entitle the holder to a basic subscription right and an over-subscription right. We determined the number of rights you are being distributed per share, or the "rights ratio," by dividing the maximum number of shares issuable pursuant to the rights offering by the number of shares outstanding as of the record date. The rights ratio rounded to three decimal places is 0.359.

  Basic Subscription Privilege

        With your basic subscription right, you may purchase one share of our common stock per whole subscription right, upon delivery of the required subscription documents and payment of the subscription price of $1.65 per share prior to the expiration of the rights offering. You may exercise all or a portion of your basic subscription right. However, if you exercise less than your full basic subscription right you will not be entitled to purchase shares pursuant to your over-subscription right. In order to properly exercise your basic subscription right, you must deliver the applicable subscription payment and a properly completed rights certificate or, if you hold your rights through a broker, dealer, custodian bank or other nominee, you must deliver the applicable subscription payment and a completed form entitled "Beneficial Owner Election Form" (or such other appropriate documents as are provided by your nominee related to your basic subscription right) to your nominee, in any event, prior to the expiration of the rights offering.

        Only whole subscription rights are exercisable. Fractional subscription rights remaining after aggregating all of the rights distributed to you will be rounded down to the nearest whole number to ensure that we offer no more than 4,848,484 shares of common stock in the rights offering. You will not receive any payment with respect to fractional rights that are rounded down. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

        We will deliver certificates representing shares of our common stock purchased with the basic subscription right as soon as practicable after the closing of the rights offering.

  Over-Subscription Right

        The over-subscription right provides that in the event (i) the exercise of basic subscription rights and (ii) the pro rata investment do not result in the purchase of an aggregate of at least 4,848,484 shares, holders of subscription rights that exercise all of their basic subscription rights will have the opportunity to purchase shares that are not purchased by other holders of subscription rights; provided that, if any over-subscription rights are exercised, we will not issue a number of shares in excess of 4,848,484 pursuant to the exercise of basic subscription rights, over-subscription rights and the pro rata investment. If you fully exercise your basic subscription right and other holders of subscription rights do not fully exercise their basic subscription rights, you may also exercise an over-subscription right to purchase additional shares of common stock that remain available as a result of any unexercised rights, up to the number of shares you purchased under your basic subscription right and subject to the limitation described in the foregoing sentence. To the extent the number of the available shares are not sufficient to satisfy all of the properly exercised over-subscription right requests, the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each rights holder subscribed for under the over-subscription right.

        In order to properly exercise your over-subscription right, you must deliver the applicable subscription payment and a properly completed rights certificate or, if you hold your rights through a broker, dealer, custodian bank or other nominee, you must deliver the applicable subscription payment and a completed form entitled "Beneficial Owner Election Form" (or such other appropriate documents as are provided by your nominee related to your over-subscription right) to your nominee, in any event, prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription right, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock available to you under the over-subscription right (i.e., the same number of shares (and the same aggregate subscription price) paid for the full exercise of your basic subscription right).

        We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription right in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription right if the rights offering is subscribed in full, and we will only honor an over-subscription right to the extent sufficient shares of our common stock are available following the exercise of subscription rights under the basic subscription right, subject to the limitations set forth above.

  •
  To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription right is less than the amount you actually paid in connection with the exercise of the over-subscription right, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

  •
  If the holders of subscription rights properly exercise their over-subscription right for an aggregate amount of shares that is less than or equal to the number of the unsubscribed shares, taking into account the limitations on over-subscription rights set forth above, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription right.

        Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

        We will deliver certificates representing shares of our common stock purchased with the over-subscription right as soon as practicable after the closing of the rights offering.

Dilutive Effects of the Rights Offering and Other Issuances under the Backstop and Investment Agreement

        We have entered into the Backstop and Investment Agreement with MFP Partners, Mill Road and Jay Margolis, under which MFP Partners and Mill Road have agreed to make the pro rata investment, MFP Partners, Mill Road and Jay Margolis have made the backstop commitment, and Mill Road and Mr. Margolis have agreed, if applicable, to make the top-up investment. The issuance of shares pursuant to the pro rata investment and backstop commitment may, and pursuant to the top-up investment will, result in the dilution of your ownership interest, irrespective of whether you participate in the rights offering.

        MFP Partners and Mill Road beneficially owned approximately 16.3% and 3.1% of our shares, respectively, as of the record date. Assuming the conditions to the consummation of the transactions contemplated by the Backstop and Investment Agreement are satisfied, we will issue an aggregate of 791,741 shares and 149,341 shares of common stock to MFP Partners and Mill Road, respectively, pursuant to the pro rata investment. If no subscription rights are exercised in the rights offering, in addition to the shares issued to MFP Partners and Mill Road pursuant to the pro rata investment, we will issue an aggregate of 1,329,471 shares, 1,971,871 shares and 606,060 shares of common stock to MFP Partners, Mill Road and Jay Margolis, respectively, pursuant to the backstop commitment. Under such circumstances, MFP Partners' and Mill Road's ownership percentage of our outstanding common stock would increase to approximately 23.8% and 13.9%, respectively, and Mr. Margolis' ownership percentage of common stock would be 3.3%, in each case after giving effect to the foregoing transactions.

        If the rights offering is fully subscribed (and otherwise keeping the same assumptions as above), we will issue 791,741 shares and 149,341 shares to MFP Partners and Mill Road, respectively, pursuant to the pro rata investment, and an additional 1,971,871 shares to Mill Road and 606,060 shares to Mr. Margolis pursuant to the top-up investment. Under such circumstances, and assuming MFP Partners and Mill Road exercise their basic subscription rights, MFP Partners, Mill Road and Mr. Margolis will own approximately 17.4%, 12.4% and 2.8% of our common stock, respectively, after giving effect to the foregoing transactions.

        The ownership percentages listed above reflect the forfeiture of 143,333 restricted shares of common stock held by Thomas E. Reinckens, who is our former Chairman of the Board and Chief Executive Officer, which shares will be forfeited upon the consummation of the rights offering pursuant to the terms of a separation and general release agreement between us and Mr. Reinckens, and assume that (i) all of the other shares of our common stock issued and outstanding on the record date will remain issued and outstanding as of the closing of the rights offering and (ii) we will not issue any shares of common stock in the period between the record date and the closing of the rights offering.

        In addition, because the subscription rights are transferable, MFP Partners and Mill Road have the right to acquire subscription rights from other holders of rights and exercise such rights in the offering. In the event MFP Partners and Mill Road so acquire and exercise subscription rights, or exercise over-subscription rights, the ownership percentages of MFP Partners and Mill Road would increase above the percentages set forth in the previous paragraph. Any shares acquired by MFP Partners or Mill Road pursuant to these subscription rights will not affect the number of shares that either of them purchase pursuant to the pro rata investment or that Mill Road purchases pursuant to the top-up investment.

The Backstop and Investment Agreement and Related Transactions

  Backstop and Investment Agreement

        We have entered into the Backstop and Investment Agreement with MFP Partners, Mill Road and Jay Margolis. MFP Partners and Mill Road beneficially owned approximately 16.3% and 3.1% of our shares, respectively, as of the record date. Mr. Margolis was appointed as our Chief Executive Officer and Chairman of the Board on February 5, 2013. Pursuant to the Backstop and Investment Agreement, we agreed to commence the rights offering.

        Pursuant to the Backstop and Investment Agreement, in a transaction separate from the rights offering, (a) each of MFP Partners and Mill Road has severally and not jointly agreed to purchase from us the number of shares of common stock equal to its full pro rata share (as of the record date) of the number of shares of common stock to be offered pursuant to the rights offering, (b) each of MFP Partners, Mill Road and Mr. Margolis has agreed, severally and not jointly, to purchase from us a specified number of shares such that the gross proceeds to us from the rights offering, the pro rata investment and the backstop commitment will be $8.0 million, and (c) each of Mill Road and Mr. Margolis has agreed to purchase from us additional shares of common stock in such amount, if any, sufficient to enable them to acquire an aggregate of $3.5 million and $1.0 million of common stock, respectively, to the extent that each of them is not able to otherwise acquire such amounts pursuant to the pro rata investment and the backstop commitment. The price per share paid by MFP Partners, Mill Road and Mr. Margolis for all such common stock under the pro rata investment, the backstop commitment and the top-up investment will be equal to the subscription price of $1.65. The sale of common stock to MFP Partners and Mill Road pursuant to the pro rata investment is not contingent upon the exercise by MFP Partners and Mill Road of their basic subscription rights, and the basic subscription rights of MFP Partners and Mill Road will be transferable in the same manner as the basic subscription rights held by other holders of the Company's common stock.

        The obligations of each of the Investors to consummate the transactions contemplated by the Backstop and Investment Agreement, including the purchase of shares pursuant to the pro rata investment, backstop commitment and top-up investment, is subject to satisfaction or waiver of the following conditions: (i) the rights offering being conducted in all material respects in accordance with the Backstop and Investment Agreement; (ii) the receipt by the Company of gross proceeds pursuant to the issuance of shares in the rights offering and under the Backstop and Investment Agreement of at least $8.0 million; (iii) compliance by the Company with the requirements of Nasdaq relating to the listing of the subscription rights and the shares of common stock issuable upon the exercise of such subscription rights; (iv) the effectiveness of the registration statement of which this prospectus is a part; (v) no legal impediment to the issuance of share pursuant to the rights offering or to the Investors pursuant to the pro rata investment, backstop commitment and top-up investment; (vi) the payment by the Company of all fees, costs and expenses payable to the Investors pursuant to the Backstop and Investment Agreement; (vii) each of the Investors having received certain notices from us; (viii) all governmental and third party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by the Backstop and Investment Agreement having been made or received; (ix) the Company being in good standing as of the closing date of the rights offering and the other transactions contemplated by the Backstop and Investment Agreement; (x) the accuracy of the representations and warranties of the Company pursuant to the Backstop and Investment Agreement in all material respects, except for the representations and warranties relating to capitalization and the issuance of shares to the Investors, which representations and warranties must be true and correct in all respects; (xi) compliance by the Company in all material respects with its covenants pursuant to the Backstop and Investment Agreement and in any other document delivered pursuant to the Backstop and Investment Agreement; (xii) delivery by the Company of an officer's certificate to the Investors confirming certain matters; (xiii) the absence of any changes or events that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect (as defined in the Backstop and Investment Agreement); (xiv) the absence of certain adverse market events; and (xv) the Company not having indebtedness in excess of specified amounts.

        Pursuant to the Backstop and Investment Agreement, our obligations to consummate the rights offering and issue shares to the Investors pursuant to the pro rata investment, backstop commitment and top-up investment is subject to satisfaction or waiver of the following customary conditions: (i) the rights offering having been conducted in all material respects in accordance with the Backstop and Investment Agreement; (ii) the effectiveness of the registration statement of which this prospectus is a part; (iii) no legal impediment to the issuance of shares pursuant to the rights offering or to the Investors pursuant to the pro rata investment, backstop commitment and top-up investment; (iv) the accuracy of the representations and warranties of the Investors pursuant to the Backstop and Investment Agreement in all material respects, except for the representations and warranties (x) relating to execution, delivery and enforceability of the Backstop and Investment Agreement and (y) acknowledging that the shares to be issued pursuant to the pro rata investment, backstop commitment and top-up investment will not be registered under the Securities Act, which representations and warranties must be true and correct in all respects; and (v) compliance by the

Investors in all material respects with their covenants pursuant to the Backstop and Investment Agreement and in any other document delivered pursuant to the Backstop and Investment Agreement.

        The Backstop and Investment Agreement may be terminated at any time prior to the closing of the rights offering and the issuances contemplated by the Backstop and Investment Agreement:

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  by mutual written agreement of us, on the one hand, and both of MFP Partners and Mill Road, on the other hand;

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  by each of MFP Partners, Mill Road or Mr. Margolis, with respect to such party and without the consent of any other party, under the following circumstances: (i) if there is a breach by us of any covenant or representation or warranty that would cause the failure to satisfy a closing condition and is not capable of being cured by July 4, 2013; (ii) if any event results in a failure to satisfy a closing condition that is not capable of being cured by July 4, 2013; (iii) if any other party (other than us) terminates the Backstop and Investment Agreement with respect to itself; or (iv) if the closing has not occurred by July 4, 2013; or

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  by us under the following circumstances: (i) if there is a breach by any of MFP Partners, Mill Road or Mr. Margolis of any covenant or representation or warranty that would cause the failure to satisfy a closing condition and is not capable of cure by July 4, 2013; or (ii) if any event results in a failure to satisfy a closing condition that is not capable of being cured by July 4, 2013.

        We have agreed to pay the reasonable transaction expenses of each of MFP Partners, Mill Road and Mr. Margolis in connection with the transactions contemplated by the Backstop and Investment Agreement, including, in certain circumstances, if the Backstop and Investment Agreement is terminated.

        We have agreed to indemnify MFP Partners, Mill Road, Mr. Margolis and their affiliates and their respective officers, directors, members, partners, employees, agents and controlling persons for losses arising out of the rights offering, the Backstop and Investment Agreement or any of the transactions contemplated by such agreement, subject to limited exceptions.

        We are required pursuant to the Backstop and Investment Agreement to file, the Resale Registration Statement on Form S-3 registering offers and sales of the shares acquired by MFP Partners, Mill Road and Mr. Margolis pursuant to the Backstop and Investment Agreement.

        In addition, we have agreed to enter into the Registration Rights Agreement with each of MFP Partners and Mill Road upon the closing of the rights offering and the issuances contemplated by the Backstop and Investment Agreement. Pursuant to the Registration Rights Agreement, each of MFP Partners and Mill Road will each have demand rights on two occasions and unlimited piggyback registration rights relating to any shares of common stock held by such parties. MFP Partners and Mill Road will also have the right to require one of the demand registrations to be a shelf registration statement relating to such shares. The Resale Registration Statement will not constitute a demand registration for purposes of the Registration Rights Agreement; provided that, any subsequent requests by either MFP Partners or Mill Road to file a shelf registration statement will constitute a demand for purposes of the Registration Rights Agreement. Under the terms of the Registration Rights Agreement, we will be required to pay all registration expenses in connection with any demand or shelf registration.

  Voting Agreement

        We have entered into the Voting Agreement with MFP Partners and Mill Road. In accordance with the Voting Agreement, on April 4, 2013, Morton J. Schrader and Arthur S. Mintz resigned from our board of directors and each of Michael F. Price, who is the managing partner of MFP Partners, and

Charles Hinkaty, who was designated by Mill Road (in consultation with MFP Partners), were appointed to fill the vacancies created thereby. In addition, the Voting Agreement provides, among other things, that at the 2013 annual meeting of our shareholders, two individuals designated by MFP Partners (one of whom will be designated by MFP Partners in consultation with Mill Road and neither of whom will be an individual who served as a director of the Company prior to the date of the Voting Agreement) and one individual designated by Mill Road will be nominated for election to our board of directors, and each of MFP Partners and Mill Road will vote all of its shares of our common stock in favor of the election of such individuals to our board of directors, in each case, subject to the terms of the Voting Agreement. The Voting Agreement provides that, effective immediately upon the earliest date on which either of Michael F. Price or a designee of Mill Road is elected as one of our directors pursuant to the Voting Agreement, each committee of our board of directors will include one director designated by MFP Partners and one director designated by Mill Road, to the extent permitted by applicable law and the Nasdaq Marketplace Rules. The Company, our board of directors and the Nominating and Governance Committee of our board of directors must (i) nominate the persons designated by MFP Partners and Mill Road to serve on our board of directors at the 2013 annual meeting of our shareholders or any special meeting that is held in lieu thereof and (ii) use all commercially reasonable efforts to cause the election of the persons so nominated.

        The Voting Agreement provides that nothing therein shall be deemed to limit or restrict any director or officer of the Company from exercising his or her fiduciary duties in accordance with applicable law. The term of the Voting Agreement expires immediately following the 2013 annual meeting of our shareholders, unless earlier terminated in accordance with its terms.

  Voting and Standstill Agreements

        On February 5, 2013, (i) Thomas E. Reinckens, who resigned as Chairman of the Board and Chief Executive Officer effective as of February 5, 2013, and the Company entered into a Voting and Standstill Letter Agreement (the "Reinckens Voting and Standstill Agreement"), and (ii) Andrew M. Saul, a director of the Company, and the Company entered into a Voting, Standstill and Indemnification Letter Agreement (the "Saul Voting, Standstill and Indemnification Letter Agreement" and, together with the Reinckens Voting and Standstill Agreement, the "Voting and Standstill Agreements") pursuant to which each of Mr. Reinckens and Mr. Saul agreed (i) to vote any and all shares of common stock he or his affiliates own in favor of the issuance of shares in the rights offering and under the Backstop and Investment Agreement and (ii) not to transfer any such shares until the earlier of (x) two trading days following the closing date of the issuance of shares in the rights offering and under the Backstop and Investment Agreement and (y) 30 days following the termination of the Backstop and Investment Agreement. In addition, Mr. Saul agreed, pursuant to the Saul Voting, Standstill and Indemnification Agreement, not to stand for re-election at the 2013 annual meeting of our shareholders and to indemnify MFP Partners, Mill Road and Mr. Margolis from and against any losses resulting from any breach of certain representations and warranties made by the Company pursuant to the Backstop and Investment Agreement. The foregoing indemnity is subject to certain limitations.

Method of Exercising Subscription Rights

        The exercise of subscription rights is irrevocable and may not be cancelled or modified, even if the rights offering is extended by our board of directors in its reasonable discretion in accordance with the Backstop and Investment Agreement. You may exercise your subscription rights as follows:

  Subscription by Registered Holders

        You may exercise your subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under "—Subscription Agent," prior to the expiration of the rights offering described below.

  Subscription by DTC Participants

        We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker, dealer, custodian bank or other nominee instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription right and your over-subscription right, if any, and your full subscription payment.

  Subscription by Beneficial Owners

        If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, custodian bank or other nominee, or if you hold our common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on your behalf, you should instruct your broker, custodian bank or other nominee or institution to exercise your subscription rights and deliver all subscription documents and payment on your behalf prior to the expiration of the rights offering described below. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian bank, nominee or institution, as the case may be, all of the required subscription documents and your full subscription payment prior to this expiration time.

Payment Method

        Payments must be made in full in U.S. currency by:

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  check or bank draft payable to Continental Stock Transfer & Trust Company drawn upon a U.S. bank;

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  postal, telegraphic or express money order payable to the subscription agent; or

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  wire transfer of immediately available funds to accounts maintained by the subscription agent.

        Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

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  clearance of any uncertified check deposited by the subscription agent;

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  receipt by the subscription agent of any certified check bank draft drawn upon a U.S. bank;

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  receipt by the subscription agent of any postal, telegraphic or express money order; or

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  receipt of collected funds in the subscription agent's account.

        If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier's check, money order, or wire transfer of funds to ensure that the subscription agent receives your funds prior to the expiration of the rights offering. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared, but if you send a certified check bank draft drawn upon a U.S. bank, a postal, telegraphic or express money order or wire or transfer funds directly to the subscription agent's account, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instruments and wire or transfer.

        Any personal check used to pay for shares of our common stock must clear the appropriate financial institutions prior to the expiration of the rights offering described below. The clearinghouse may require five or more business days. Accordingly, holders that wish to pay the subscription price by means of an uncertified personal check are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure such payment is received and clears by such date.

        You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below under "Guaranteed Delivery Procedures," we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

        The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

        Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

        If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If we do not apply your full subscription payment to your purchase of shares of our common stock, any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable.

Expiration Date and Extensions

        The subscription period, during which you may exercise your subscription rights, is currently set to expire at 5:00 p.m., New York City time, on April 25, 2013. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent, unless you send the documents in compliance with the guaranteed delivery procedures described below. The period for exercising your subscription rights may be extended by our board of directors in its reasonable discretion; provided that, pursuant to the Backstop and Investment Agreement, the expiration date of the rights offering may not be extended by more than 30 days without the prior written consent of each of MFP Partners and Mill Road. If the expiration date of the rights offering is so extended, we will give oral or written notice to the subscription and information agent on or before the scheduled expiration date and we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering. Our board of directors will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it, subject to the Backstop and Investment Agreement, if it decides to give investors more time to exercise their subscription rights in this rights offering. Our board of directors does not currently intend to extend the expiration of the rights offering.

Subscription Price

        Our board of directors engaged Financo to act as our financial advisor in connection with the rights offering to provide, among other things, advice with respect to the structure and terms of the rights offering. In determining the subscription price and the price of the shares to be offered to the Investors under the Backstop and Investment Agreement, our board of directors considered a number of factors, including the likely cost of capital from other sources, the likelihood and timing of securing such other capital, the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices of the common stock and the desire to provide an opportunity to our shareholders to participate in the rights offering. In conjunction with its review of these factors, our board of directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of other public companies.

        The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased in the rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering. You should obtain a current quote for our common stock before deciding whether to exercise your subscription rights and make your own assessment of our business and financial condition, our prospects for the future and the terms of the rights offering.

Amendment, Withdrawal and Termination

        Generally, we may not cancel or terminate the rights offering, nor may we amend the terms of the rights offering without the consent of the Investors. However, the period for exercising your subscription rights may be extended by our board of directors in its reasonable discretion; provided that, pursuant to the Backstop and Investment Agreement, the expiration date of the rights offering may not be extended by more than 30 days without the prior written consent of each of MFP Partners and Mill Road. Our board of directors does not currently intend to extend the expiration of the rights offering.

Subscription Agent; Information Agent

        The subscription agent for this offering is Continental Stock Transfer & Trust Company. The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments other than wire transfers should be mailed or delivered is:

Continental Stock Transfer & Trust Company
17 Battery Place—8th Floor
New York, New York 10004
Attn: Corporate Actions Department

        If you deliver subscription documents, rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.

        You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the information agent, Laurel Hill Advisory Group, LLC, at 888-742-1305.

Fees and Expenses

        We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. We have agreed to pay the reasonable transaction expenses of each of MFP Partners, Mill Road and Mr. Margolis in connection with the transactions contemplated by the Backstop and Investment Agreement.

Medallion Guarantee May Be Required

        Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

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  your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

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  you are an eligible institution.

You can obtain a signature guarantee from a financial institution—such as a commercial bank, savings, bank, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

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  Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions.

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  Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies.

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  New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

        If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

        If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper subscription payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification," which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

        If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form" (or such other appropriate documents as are provided by your nominee related to your subscription rights). You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Guaranteed Delivery Procedures

        If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

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  deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under "—Payment Method";

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  deliver to the subscription agent prior to the expiration of the rights offering the form entitled "Notice of Guaranteed Delivery"; and

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  deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

        Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the "Form of Instructions for Use of Cache, Inc. Subscription Rights Certificates," which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

        In your Notice of Guaranteed Delivery, you must provide:

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  your name;

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  the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription right, and the number of shares of our common stock for which you are subscribing under your over-subscription right, if any; and

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  your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

        You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under "—Subscription Agent." You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at 212-616-7610. To confirm facsimile deliveries, you may call 800-509-5586.

        The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call Laurel Hill Advisory Group, LLC at 888-742-1305 to request additional copies of the form of Notice of Guaranteed Delivery.

Transferability of Subscription Rights; Listing

        The subscription rights granted to you will be transferable and, therefore, you may sell, transfer or assign your subscription rights to anyone.

        Until the expiration of the rights offering, the subscription rights will be listed on Nasdaq under the symbol "CACHR." The shares of common stock issued in the rights offering will be listed on Nasdaq under the symbol "CACH."

Validity of Subscriptions

        We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. In resolving all such questions, we will review the relevant facts, consult with our legal advisors and we may request input from the relevant parties. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors in accordance with the Backstop and Investment Agreement, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

        The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Shareholder Rights

        You will have no rights as a holder of the shares of our common stock you purchase in the rights offering, if any, until the closing of the rights offering has taken place. You will have no right to revoke your subscriptions after you deliver your completed rights certificate, the full subscription payment and any other required documents to the subscription agent.

Foreign Shareholders

        We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

        Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by our board of directors in accordance with the Backstop and Investment Agreement. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price.

Regulatory Limitation

        We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval.

U.S. Federal Income Tax Treatment of Rights Distribution

        We believe that our distribution and any shareholder's receipt and exercise of the subscription rights to purchase shares of our common stock generally should not be taxable to our shareholders for the reasons described below in "Material U.S. Federal Income Tax Consequences."

No Board Recommendation to Rights Holders

        Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see "Risk Factors" for a discussion of some of the risks involved in investing in our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This Section describes the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the receipt, ownership and sale of the common shares received upon exercise of the basic subscription right or, if applicable, the over-subscription right.

        This Section applies to you only if you are a U.S. holder (as defined below), acquire your subscription rights in the rights offering and you hold your subscription rights or common shares issued to you upon exercise of the basic subscription right or, if applicable, the over-subscription right as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This Section does not apply to you if you are not a U.S. holder or if you are a member of a class of holders subject to special rules, including financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, or holders whose functional currency is not the U.S. dollar.

        This Section is based upon the Code, the Treasury Regulations promulgated thereunder, legislative history, judicial authority and published rulings, any of which may be changed, possibly retroactively, or interpreted differently by the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds the IRS nor precludes it from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the position were litigated. We have not sought, and will not seek, a ruling from the IRS regarding this rights offering. This Section does not address any tax consequences under foreign, state, or local tax laws.

        You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust (a) if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect to be treated as a U.S. person.

        If an entity treated as a partnership for U.S. federal income tax purposes receives the subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription right, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our common shares.

        EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Receipt, Exercise and Expiration of the Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of the Subscription Rights

  Receipt of the Subscription Rights

        You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering if the rights offering is not part of a "disproportionate distribution" within the meaning of Section 305 of the Code. A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some shareholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other shareholders in a company's assets or earnings and profits. During the last 36 months, our common stock has been our sole outstanding class of stock, we have not made any distributions of cash or other property on such stock, and we have not had any convertible debt outstanding. We also do not have any present intention to issue another class of stock or convertible debt or to pay any dividends on our common stock. We intend to take the position that the subscription rights issued pursuant to the rights offering are not part of a disproportionate distribution. The disproportionate distribution rules are complicated, however, and their application is uncertain. Accordingly, it is possible that the IRS could challenge our position. For a discussion of the U.S. federal income tax consequences to you if the rights offering is treated as part of a disproportionate distribution, see "Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution," below.

  Tax Basis and Holding Period in the Subscription Rights

        If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to the relative fair market values of the existing common stock and your subscription rights determined on the date of receipt of your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

        If the fair market value of your subscription rights is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, then you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to the relative fair market values determined on the date you receive your subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the trading price of the subscription rights (if a market for the subscription rights develops), any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are transferable. Your holding period in the subscription rights will include your holding period in the shares of common stock with respect to which the subscription rights were distributed.

  Exercise and Expiration of the Subscription Rights

        You will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

        If you allow subscription rights received in the rights offering to expire, you generally will not recognize any gain or loss upon the expiration of the subscription rights. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

  Sale or Other Disposition of the Subscription Rights

        You will recognize gain or loss on the sale or other taxable disposition of a subscription right in an amount equal to the difference, if any, between the amount of cash plus the fair market value of any property received and your tax basis, if any, in the right sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, and will be short term or long term depending on whether the right is treated as having been held for more than one year. Long-term capital gains of non-corporate U.S. holders are generally subject to taxation at reduced rates. Your ability to use any capital loss is subject to certain limitations."

  Consequences if the Rights Offering Is Considered Part of a Disproportionate Distribution

        If the rights offering is part of a disproportionate distribution, the distribution of subscription rights will be taxable to you as a dividend to the extent that the fair market value of the subscription rights you receive is allocable to our current or accumulated earnings and profits for the taxable year in which the subscription rights are distributed. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Subject to the discussion of the additional Medicare tax, below, dividends received by noncorporate holders of our common stock in taxable years beginning on or after January 1, 2013, are taxed at the holder's capital gain tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of our common stock. Regardless of whether the distribution of subscription rights is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock, your tax basis in the subscription rights you receive will be their fair market value.

        If the receipt of subscription rights is taxable to you as described in the previous paragraph and you allow subscription rights received in the rights offering to expire, you should recognize a short-term capital loss equal to your tax basis in the expired subscription rights. Your ability to use any capital loss is subject to certain limitations. You will not recognize any gain or loss upon the exercise of the subscription rights, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

        Under recently enacted legislation, certain U.S. holders that are individuals, estates or trusts are subject to an additional 3.8% Medicare tax (the "additional Medicare tax") on unearned income. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) "net investment income" and (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals the taxpayer's gross investment income reduced by the deductions that are allocable to such income.

Investment income generally includes dividends and capital gains. U.S. holders are urged to consult their tax advisors regarding the implications of the additional Medicare tax.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

        You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by individuals are taxable at a maximum rate of 20%, although such gains may also be subject to the additional Medicare tax described above. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our common stock for one year or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. Your ability to use any capital loss is subject to certain limitations.

        Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent allocable to our current or accumulated earnings and profits for the taxable year in which the distribution is made. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by noncorporate holders of our common stock in taxable years beginning on or after January 1, 2013 are taxed under current law at the holder's capital gain tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements, plus, in some cases, the additional Medicare tax discussed above. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of such common stock. Your tax basis in any property you receive as a distribution on shares of our common stock will be the property's fair market value (regardless of whether the distribution is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock).

Information Reporting and Backup Withholding

        You may be subject to information reporting or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of subscription rights and our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number ("TIN"), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. For additional information regarding the backup withholding requirements with respect to any payments relating to common stock acquired through the exercise of subscription rights, see "Form of Notice of Important Tax Information" in the exhibits attached to this prospectus. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

MARKET INFORMATION

        Our common stock trades on Nasdaq under the trading symbol "CACH." On April 4, 2013, there were 257 record holders of our common stock. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokerage firms, banks and other nominees. On April 4, 2013, the last closing sale price reported on Nasdaq for our common stock was $3.78 per share.

        The following table sets forth the high and low sale prices of our common stock on Nasdaq:

	Price Range
	High	Low
Fiscal 2011
First Quarter	$4.92	$3.62
Second Quarter	$6.44	$4.32
Third Quarter	$6.14	$4.88
Fourth Quarter	$6.47	$4.72
Fiscal 2012
First Quarter	$7.88	$5.42
Second Quarter	$7.19	$3.78
Third Quarter	$4.89	$2.80
Fourth Quarter	$3.45	$2.00
Fiscal 2013
First Quarter	$2.29	$5.00

DIVIDEND HISTORY

        We have never paid any cash dividends with respect to our common stock and currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings for use in the operation and expansion of our business.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 40,000,000 shares of common stock, $0.01 par value, and 100,000 shares of preferred stock, $0.01 par value. The following summary of the terms of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions in our articles of incorporation and bylaws and the provisions of applicable law.

Common Stock

        Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. We have never paid any cash dividends with respect to our common stock. Cumulative voting for the election of directors is not authorized by our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of our common stock are not entitled to preemptive rights, and our common stock is not subject to conversion or redemption. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of any outstanding preferred stock to prior distribution.

        See "The Rights Offering—The Backstop and Investment Agreement and Related Transactions—Voting Agreement" for a discussion of certain rights that MFP Partners and Mill Road have to designate directors to serve on our board of directors and its committees.

Preferred Stock

        We do not have any shares of preferred stock outstanding. Our 100,000 authorized shares of preferred stock may be issued in one or more series without further shareholder authorization, and our board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations between these series. If we issue preferred stock, it would have priority over our common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation, and we may be obligated to repurchase or redeem any such preferred stock. Our board of directors can issue preferred stock without the further approval of our common shareholders. Any preferred stock we issue may have voting and conversion rights which could adversely affect the rights of holders of our common stock. We do not have any present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of Our Charter, Our Bylaws and Florida Law

        Provisions of our articles of incorporation and bylaws and Florida law could make it more difficult to acquire our company by means of a tender offer or proxy contest, or to remove incumbent officers and directors.

        Our articles of incorporation provide that our board of directors may establish the rights of and issue shares of preferred stock without the need for shareholder approval. Further, our board may determine the terms, conditions, rights, privileges and preferences of these shares of preferred stock. This ability to issue preferred stock may inhibit the ability of third parties to acquire us. For example, our board could issue preferred stock having terms that would dilute the shares of our common stock held by entities seeking to obtain control of our company. We believe the ability to issue preferred stock provides desirable flexibility in connection with possible acquisitions, financings and other corporate transactions. However, it may also have the effect of discouraging, delaying or making it more difficult for third parties to acquire or attempt to acquire control of us or substantial amounts of our common stock. Our bylaws restrict special meetings of shareholders by requiring that special meetings be requested by shareholders owning no less than one-third of all of our outstanding shares entitled to vote for directors as of the date of the request. This provision may have the effect of preventing shareholders from exercising influence over, or gaining greater control over, our company.

        We have opted out of the Florida business combinations statute, which otherwise would restrict shareholders owning more than certain specified percentages of shares of common stock from voting those shares unless consented to by our stockholders and/or board of directors in accordance with the statute.

        Florida law also generally requires the approval of two-thirds of our disinterested shareholders for certain specified transactions between us and holders of more than 10% of our outstanding voting shares.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company and its telephone number is 800-509-5586.

Nasdaq Listing

        Our common stock is quoted on Nasdaq under the symbol "CACH."

PLAN OF DISTRIBUTION

        We are distributing the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., New York City time, on April 4, 2013. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, Continental Stock Transfer & Trust Company, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place—8th Floor
New York, NY 10004
Attn: Corporate Actions Department

        See "The Rights Offering—Method of Exercising Subscription Rights." If you have any questions, you should contact the information agent, Laurel Hill Advisory Group, LLC, at 888-742-1305.

        Other than as described herein, we do not know of any existing agreements between or among any shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

LEGAL MATTERS

        The validity of the rights and the shares of common stock offered by this prospectus have been passed upon for us by Bilzin Sumberg Baena Price & Axelrod, Miami, Florida.

EXPERTS

        The financial statements as of December 29, 2012 and December 31, 2011 and for each of the three years in the period ended December 29, 2012 have been so incorporated in reliance on the reports of Mayer Hoffman McCann CPAs (The New York Practice of Mayer Hoffman McCann P.C.), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

        The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus. The following documents, which have been filed with the SEC pursuant to the Exchange Act, are incorporated by reference:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

        In addition, we also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the termination of the offering. The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated by reference to any previously filed document.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Victor Coster, Secretary, Cache, Inc., 1440 Broadway, New York, New York 10018; (212) 575-3200.

        We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.